Filed Pursuant to Rule 424(b)(5)
Registration No. 333-197974

CALCULATION OF REGISTRATION FEE

Title of each class of securities offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
4.500% Senior Notes due 2024	$500,000,000	$64,400
Total	$500,000,000	$64,400

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.

PROSPECTUS SUPPLEMENT

(to Prospectus dated August 8, 2014)

$500,000,000

Expedia, Inc.

4.500% Senior Notes Due 2024

We are offering $500,000,000 aggregate principal amount of our 4.500% Senior Notes due 2024. The notes will bear interest at a rate of 4.500%. We will pay interest on the notes semi-annually in arrears on February 15 and August 15 of each year, beginning on February 15, 2015. The notes will mature on August 15, 2024.

At our option, we may redeem all or part of the notes at any time or from time to time prior to their maturity at the applicable redemption price described under “Description of Notes—Optional Redemption.” If we experience specific kinds of change of control events, we must offer to purchase the notes.

The notes will be our senior unsecured obligations and will rank equally in right of payment with all of our existing and future unsecured and unsubordinated obligations. Certain of our subsidiaries will guarantee our obligations under the notes, including the payment of principal of, premium, if any, and interest on the notes. These guarantees of the notes will be senior unsecured obligations of the Subsidiary Guarantors (as defined herein). The Subsidiary Guarantors include each of our subsidiaries which guarantee our existing 7.456% senior notes due 2018 and our 5.95% senior notes due 2020 and that is either a borrower or guarantor in respect of our Revolving Credit Facility (as defined below). Additional subsidiaries will be required to guarantee the notes, and the guarantees of the Subsidiary Guarantors will terminate, in each case in the circumstances described under “Description of Notes—Guarantees.”

Investing in the notes involves risks. See the risks that are described in the “Risk Factors” section beginning on page S-10 of this prospectus supplement and any risk factors described in the documents we incorporate by reference.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Note	Total
Public offering price (1)	99.444%	$497,220,000
Underwriting discounts and commissions (2)	0.650%	$3,250,000
Proceeds, before expenses, to us (1)	98.794%	$493,970,000

(1)	Plus accrued interest, if any, from August 18, 2014.
(2)	The underwriters have agreed to reimburse us for certain expenses incurred by us in connection with this offering. See “Underwriting” on page S-39 for further information.

The underwriters expect to deliver the notes on or about August 18, 2014 only in book-entry form through the facilities of The Depository Trust Company and its participants, including Euroclear Bank S.A./N.V. and Clearstream Banking, société anonyme, against payment therefor in immediately available funds.

Joint Book-Running Managers

BofA Merrill Lynch		J.P. Morgan
BNP PARIBAS	RBC Capital Markets	RBS

Co-Managers

HSBC	MUFG	SMBC Nikko
Barclays		US Bancorp

The date of this prospectus supplement is August 13, 2014.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, in the accompanying prospectus and any free writing prospectus with respect to the offering filed with the Securities and Exchange Commission (the “SEC”). Neither we nor the underwriter has authorized anyone to provide you with additional or different information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. We are not making an offer of these securities in any state or other jurisdiction where the offer is not permitted. You should assume that the information in this prospectus supplement, in the accompanying prospectus and in any free writing prospectus with respect to the offering filed with the SEC and the documents incorporated by reference is accurate only as of their respective dates regardless of its time of delivery or the time of any sales of the notes. Our business, financial condition, results of operations or cash flows may have changed since the date of this prospectus supplement.

Page
Prospectus Supplement

ABOUT THIS PROSPECTUS SUPPLEMENT	ii

WHERE YOU CAN FIND MORE INFORMATION	iii
INFORMATION INCORPORATED BY REFERENCE	iii

INDUSTRY AND MARKET DATA	iv

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS	v

SUMMARY	S-1
SUMMARY CONSOLIDATED FINANCIAL DATA	S-8

CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES	9
DESCRIPTION OF DEBT SECURITIES	10
PLAN OF DISTRIBUTION	13
LEGAL MATTERS	15
EXPERTS	16

i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of the notes we are offering and certain other matters relating to us and our financial condition. The second part, the accompanying prospectus, gives more general information about debt securities that we may offer from time to time, some of which may not apply to the notes we are offering. You should read this prospectus supplement along with the accompanying prospectus, as well as the documents incorporated by reference. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

As used in this prospectus supplement, the terms “Issuer” and “Company” refer to Expedia, Inc., a Delaware corporation, and not to any of its subsidiaries; the term “Subsidiary Guarantors” refers to those subsidiaries of the Company that guarantee the notes; and “Expedia,” “we,” “us” and “our” refer to Expedia and its consolidated subsidiaries (including the Subsidiary Guarantors).

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 with respect to the securities offered hereby. This prospectus supplement does not contain all the information set forth in the registration statement, parts of which are omitted in accordance with the rules and regulations of the SEC. Please refer to the registration statement for further information about us and the securities offered hereby.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains our reports, proxy statements and other information regarding us at http://www.sec.gov. Our SEC filings are also available free of charge on our website at www.expediainc.com. Our website and the information contained in it or connected to it shall not be deemed to be incorporated into this prospectus supplement or the registration statement of which this prospectus supplement forms a part and you should not rely on any such information in making your investment decision.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” in this prospectus supplement the information in other documents that we file with it, which means that we can disclose important information to you by referring you to those publicly filed documents. The information incorporated by reference is considered to be a part of this prospectus supplement, and information in documents that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus supplement or the accompanying prospectus. Accordingly, we incorporate by reference in this prospectus supplement the documents listed below and any future filings that the Company makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (File Number 000-51447) prior to the termination of the offering of securities under this prospectus supplement (excluding information deemed to be furnished and not filed with the SEC), which shall be deemed to be incorporated by reference and to be a part of this prospectus supplement from the respective dates of filing thereof:

•	Annual Report on Form 10-K for the year ended December 31, 2013 (including information specifically incorporated by reference into the Annual Report on Form 10-K from Expedia’s definitive proxy statement filed on April 28, 2014),

•	Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2014, and June 30, 2014, and

•	Current Reports on Form 8-K filed on February 6, 2014 (with respect to Item 8.01 only), March 7, 2014, May 1, 2014 (with respect to Item 8.01 only), June 20, 2014 and July 31, 2014 (with respect to Item 8.01 only).

We will provide without charge to each person to whom a copy of this prospectus supplement has been delivered, upon written or oral request, a copy of any or all of the documents we incorporate by reference in this prospectus supplement, other than any exhibit to any of those documents, unless we have specifically incorporated that exhibit by reference into the information this prospectus supplement incorporates. You may request copies by writing or telephoning us at the following:

Expedia, Inc.

333 108th Avenue N.E.

Bellevue, WA 98004

Attn: Investor Relations Department

(425) 679-3759

INDUSTRY AND MARKET DATA

This prospectus supplement and the accompanying prospectus, and any document incorporated by reference into this prospectus supplement and the accompanying prospectus, may include industry and trade association data, forecasts and information that we have prepared based, in part, upon data, forecasts and information obtained from independent trade associations, industry publications and surveys and other information available to us. Some data are also based on our good-faith estimates, which are derived from management’s knowledge of the industry and independent sources. Industry publications and surveys and forecasts generally state that the information contained in these materials has been obtained from sources believed to be reliable. Although we believe these sources are reliable, we have not independently verified the information. In certain of the markets in which we operate, it may be difficult to directly ascertain industry or market data. Unless otherwise noted, statements as to our market share and market position are approximated and based on management experience and estimates using the above-mentioned third-party data combined with our internal analysis and estimates. While we are not aware of any misstatements regarding our industry data presented in the applicable documents, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this prospectus supplement and the accompanying prospectus, as well as the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. Similarly, while we believe our internal research is reliable, such research has not been verified by any independent sources.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus supplement contains, and the accompanying prospectus and any free writing prospectus and documents incorporated by reference in this prospectus supplement or the accompanying prospectus may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance. These forward-looking statements are based on management’s expectations as of the date of the respective statement and assumptions which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. The use of words such as “intends” and “expects,” among others, generally identifies forward-looking statements. However, these words are not the exclusive means of identifying such statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements and may include statements relating to future revenues, expenses, margins, profitability, net income / (loss), earnings per share and other measures of results of operations and the prospects for future growth of our business.

Actual results and the timing and outcome of events may differ materially from those expressed or implied in the forward-looking statements for a variety of reasons, including, among others: an increasingly competitive global environment; modifications to our current business models and practices or our adoption of new business models or practices in order to compete; changes in search engine algorithms and dynamics or other traffic-generating arrangements; declines or disruptions in the travel industry; our failure to maintain and expand our relationships and contractual agreements with travel suppliers or travel distribution partners; our failure to maintain and expand our brand awareness or increased costs to do so; our failure to adapt to technological developments or industry trends; risks relating to our operations in international markets, including China; adverse application of existing tax or unclaimed property laws, rules or regulations or implementation of new unfavorable laws, rules or regulations; adverse outcomes in legal proceedings to which we are a party; our failure to comply with current laws, rules and regulations, or changes to such laws, rules and regulations; determinations by U.S. and foreign tax authorities regarding our worldwide tax provision for income taxes; payments-related risks, including credit card fraud; volatility in our stock price; liquidity constraints or our inability to access the capital markets when necessary; interruption or lack of redundancy in our information systems; failure to retain or motivate key personnel or hire, retain and motivate qualified personnel, including senior management; changes in control of Expedia, Inc.; management and director conflicts of interest; risks related to actions taken by our business partners and third party service providers, including failure to comply with our requirements or standards or the requirements or standards of governmental authorities, or any cessation of their operations; risks related to the failure of counterparties to perform on financial obligations; fluctuations in foreign exchange rates; our failure to comply with governmental regulation and other legal obligations related to our processing, storage, use and disclosure of personal data, and liabilities related to security breaches; risks related to our acquisitions, investments or significant commercial arrangements; risks related to our long-term indebtedness; our failure to effectively operate our businesses due to restrictive covenants in the agreements governing our indebtedness; our failure to protect our intellectual property from copying or use by others, including competitors; as well as other risks detailed in our public filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2013 and subsequent Forms 10-Q.

We caution you that the foregoing list of important factors may not contain all of the material factors that are important to you. In addition, in light of these risks and uncertainties, the matters referred to in the forward-looking statements contained in this prospectus supplement and the accompanying prospectus and any free writing prospectus and documents incorporated by reference in this prospectus supplement or the accompanying prospectus may not in fact occur. Accordingly, investors should not place undue reliance on those statements. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

v

SUMMARY

The following summary highlights information contained elsewhere in this prospectus supplement and the documents we incorporate by reference and is qualified in its entirety by the more detailed information and consolidated financial statements included elsewhere in this prospectus supplement, the accompanying prospectus and the documents we incorporate by reference. This summary is not complete and may not contain all of the information that may be important to you. You should carefully read the entire prospectus, including the “Risk Factors” section and our consolidated financial statements and notes to those statements, before making an investment decision.

Our Company

Expedia, Inc. is an online travel company, empowering business and leisure travelers through technology with the tools and information they need to efficiently research, plan, book and experience travel. We seek to grow our business through a dynamic portfolio of travel brands, including our majority-owned subsidiaries that feature the world’s broadest supply portfolio — including nearly 325,000 properties in more than 200 countries, 400 airlines, packages, rental cars, cruises, as well as destination services and activities. We also offer travel and non-travel advertisers access to a potential source of incremental traffic and transactions through our various media and advertising offerings. Travel suppliers distribute and market products via our traditional desktop offerings, as well as through new distribution channels including mobile and social media, our private label business and our call centers in order to reach our extensive, global audience, including the approximately 65 million unique visitors that visit our sites on a monthly basis.

Our portfolio of brands, which we describe below, includes: Expedia.com®, a full service online travel agency with localized sites in 31 countries; Hotels.com®, a hotel-only booking service with more than 85 sites in more than 60 countries worldwide; Hotwire.com®, a discount travel provider with sites in 12 countries; Expedia® Affiliate Network (“EAN”), which powers travel for some of the world’s largest travel and non-travel brands, as well as approximately 7,500 active affiliates worldwide; Classic Vacations®, a luxury travel specialist; Expedia Local Expert® (“LX”), a destination services and concierge services provider; Expedia® CruiseShipCenters®, one of North America’s leading retail cruise vacation experts; Egencia®, the world’s fifth largest corporate travel management company; eLong™, Inc. (“eLong”), China’s second largest online travel company; Venere.com™, a European online hotel specialist; and trivago GmbH (“trivago”), a Dusseldorf, Germany-based leading hotel metasearch company with sites in 47 countries.

Portfolio of Brands

Expedia operates a strong brand portfolio with global reach, targeting a broad range of travelers, travel suppliers and advertisers. We know that consumers typically visit multiple travel sites prior to booking travel, and having a multi-brand strategy increases the likelihood that those consumers will visit one or more of our sites. We also market to consumers through a variety of channels, including internet search and metasearch sites, and having multiple brands appear in search results also increases the likelihood of attracting visitors, particularly in international markets, where we historically have not invested as heavily in offline brand marketing campaigns. Our brands tailor their product offerings and websites to particular traveler demographics. For example, Hotwire finds deep discount deals for the budget-minded travel shopper while our Classic Vacations brand targets high-end, luxury travelers. Brand Expedia spans the widest swath of potential customers with travel options across a broad value spectrum, while our Hotels.com brand focuses specifically on a hotel only product offering.

Brand Expedia. Our Expedia-branded websites, including Expedia.com in the United States, make a large variety of travel products and services available directly to travelers through full-service websites in 31 countries across the globe. Brand Expedia serves many different types of travelers, from families booking a summer vacation to individual travelers arranging a quick weekend getaway, as well as unmanaged business travelers.

Travelers can search for, compare information about (including pricing, availability and traveler reviews) and book travel products and services on Expedia-branded websites, including airline tickets, lodging, car rentals, cruises and many destination services — such as airport transfers, local attractions and tours — from a large number of suppliers, on both a stand-alone and package basis. In the Asia Pacific region, under a joint venture which was launched on July 1, 2011, Brand Expedia partners with low-cost airline AirAsiaTM allowing Expedia sites to be the only official third party online distribution channel for AirAsia content. We hold a 50% ownership interest in the joint venture, which we account for under the equity method. The results of the Expedia-branded websites contributed to the joint venture are not consolidated within Expedia’s results of operations as of the joint venture’s launch. AirAsia owns the remaining 50% interest and contributed its AirAsiaGo and GoRooms businesses. As part of an exclusive, long-term strategic marketing agreement with Travelocity signed during the third quarter of 2013, Brand Expedia powers the technology platforms for Travelocity’s websites in the United States and Canada, while providing Travelocity access to Expedia, Inc. supply and customer services. Brand Expedia launched the Travelocity-branded websites during the first half of 2014.

Hotels.com Worldwide. Hotels.com is focused entirely on marketing and distributing hotel rooms. Hotels.com, with more than 85 localized sites worldwide and market leading mobile apps on all major platforms, offers travelers a broad selection of hotel properties. Because of its single product offering, Hotels.com is often our first entry point into a region allowing us to evaluate the market opportunity prior to adding additional brands and product offerings. Welcome Rewards®, the Hotels.com loyalty program, established in 2008, offers travelers the ability to earn one free night for every ten nights stayed.

The Hotwire Group. Hotwire offers a travel booking service that matches flexible, price-sensitive travelers with suppliers who have excess seats, rooms and cars they offer at lower rates than retail. Many of these deals are presented “opaquely” where the brand of the travel supplier is not revealed until after the customer books. Hotwire travelers may enjoy significant discounts by electing to book travel services without knowing certain itinerary details such as brand and exact hotel location, while suppliers create value from excess availability without diluting their core brand-loyal traveler base. Through its U.S. and international sites, Hotwire partners with leading hotel companies worldwide, brand-name domestic and international airlines, and major car rental companies in the United States. Hotwire also operates CarRentals.com™, an online car rental marketing and retail firm offering a diverse selection of car rentals direct to consumers. In 2014, we acquired Auto Escape Group, one of Europe’s leading online car rental reservation companies which will form a key part of the CarRentals.com brand’s global strategy and team.

Expedia Affiliate Network. Our private label and co-brand programs make travel products and services available to travelers through third-party company-branded websites, including some of the leading regional online travel companies. The products and services made available through EAN are substantially similar to those made available on Expedia-branded and Hotels.com-branded websites. We generally compensate participants in co-branded and private label programs on a revenue or gross profit-share basis.

Egencia. Our full-service travel management company offers travel products and services available to corporations and corporate travelers. Egencia maintains a global presence in more than 60 countries across North America, Europe and Asia Pacific. Egencia provides, among other things, centralized booking tools for employees of its corporate customers, unique supply targeted at business travelers, and consolidated reporting for global, large and “SME” (small and medium size enterprise) business segments. Egencia charges its corporate clients account management fees, as well as transactional fees for making or changing bookings. In addition, Egencia provides on-site agents to some corporate clients to more fully support the account. Egencia also offers consulting and meeting management services. We believe the corporate travel sector represents a significant opportunity for Expedia through Egencia’s compelling technology solution for businesses seeking to optimize travel costs and improve employees’ travel experiences by moving the focus of the corporate travel program online versus the traditional call center approach. We intend to continue investing in and expanding the geographic footprint and technology infrastructure of Egencia in order to drive growth globally.

eLong. Expedia’s majority-owned online hotel and air travel service company, based in Beijing, China, specializes in travel products and services in China with a particular focus on driving online hotel bookings. eLong uses web-based distribution technologies, mobile apps and websites, and 24-hour call centers to provide consumers with the ability to make hotel reservations at more than 120,000 hotels in China and, through Expedia, hotels in countries worldwide. eLong also offers air ticketing and other travel related information and services. Travelers can access eLong travel products and services through its websites, including www.elong.com and www.elong.net. During 2013, eLong shifted the focus of its distribution strategy to better address China’s rapidly expanding mobile travel market. The mobile hotel strategy involves continual upgrades to eLong’s mobile user experience in an effort to encourage traffic to that channel. eLong, Inc. is a listed company, with American Depository Shares which trade on the Nasdaq Global Select Market under the symbol “LONG.”

Venere. Our Venere website, www.venere.com, lists hotel properties in hundreds of locations around the world and provides hotel partners with geographically diverse sources of demand. Venere primarily uses direct agency-based relationships with hotels worldwide ensuring it can offer customers best-value rates.

trivago. trivago is our majority-owned hotel metasearch company, based in Dusseldorf, Germany, featuring price comparison from more than 700,000 hotels on over 200 booking sites worldwide. Officially launched in 2005, trivago is already one of the best known travel brands in Europe operating in 47 different countries serving more than 45 million visitors each month.

Classic Vacations. Classic Vacations offers individually tailored vacations primarily through a national network of third-party retail travel agents. Classic delivers a full line of premium vacation packages — air, hotels, car rentals, activities and private transportation — to create customized luxury vacations in Hawaii, the Caribbean, Mexico, Costa Rica, Europe, Australia, New Zealand, Fiji and Tahiti. Travel agents and travelers can preview our product offering through our websites, www.classicforagents.com and www.classicvacations.com.

Expedia Local Expert. Our Expedia Local Expert network offers online and face-to-face personalized recommendations and assistance in booking events, activities, tours, attractions and other services that travelers seek in their destinations. With access to a rich portfolio of thousands of tours and adventures, LX can be found on 27 Expedia-branded websites, and operates more than 100 concierge and activity desks in major resort destinations.

Expedia CruiseShipCenters. Expedia CruiseShipCenters is a leading seller of cruises and vacations. The franchise company has over 170 retail locations across North America, a team of over 4,000 professionally-trained vacation consultants and a searchable online database of more than 50,000 staterooms.

Company Information

Expedia is a Delaware corporation. The mailing address of our principal executive offices is 333 108th Avenue N.E., Bellevue, WA 98004, and our telephone number at that location is (425) 679-7200.

The Guarantors

The following direct and indirect subsidiaries of Expedia will be the initial guarantors of the notes:

•	Expedia, Inc.
•	Classic Vacations, LLC
•	EAN.com, LP
•	Egencia LLC
•	Hotels.com, L.P.
•	Hotels.com GP, LLC
•	Hotwire, Inc.
•	HRN 99 Holdings, LLC

•	Interactive Affiliate Network, LLC
•	Travelscape, LLC
•	WWTE, Inc.

Recent Developments

On July 7, 2014, Expedia, Inc. announced that it entered into an agreement to acquire Wotif.com Holdings Limited, or Wotif, an Australian-based online travel company, for total cash consideration of approximately A$703 million or A$3.30 per share (equivalent to approximately US$658 million or US$3.09 per share based on July 4, 2014 exchange rates), net of certain cash dividends that Wotif Group may distribute to its shareholders before closing. The completion of the acquisition is subject to approval by the shareholders of Wotif.com Holdings Limited and other customary closing conditions, including applicable regulatory approvals. This offering is not conditioned on the closing of our proposed acquisition of Wotif.

On July 29, 2014, we completed our acquisition of Auto Escape Group, one of Europe’s leading online car rental reservation companies. Following the acquisition, Auto Escape Group joined with our CarRentals.com brand, allowing it to expand internationally to provide our customers more choices across the globe and help our supply partners expand their marketing reach.

The Company is in discussions to extend the maturity of its existing revolving credit facility (the “Revolving Credit Facility”), which is currently set to expire in November 2017.

The Offering

Issuer	Expedia, Inc., a Delaware corporation.

Guarantees	The notes will be unconditionally guaranteed by the Subsidiary Guarantors, which include each domestic subsidiary of Expedia that is a borrower under or guarantees the obligations under our existing credit agreement. Additional subsidiaries will be required to guarantee the notes, and the guarantees of the Subsidiary Guarantors with respect to the notes will terminate, in each case in the circumstances set forth under “Description of Notes—Guarantees.” As set forth in the Guarantor and Non-Guarantor Supplemental Financial Information notes in our financial statements incorporated by reference in this prospectus supplement, as of June 30, 2014, the Subsidiary Guarantors accounted for approximately $7.8 billion, or 84%, of our total consolidated assets, which excludes amounts due from the Issuer or the subsidiaries that are not Subsidiary Guarantors. The Subsidiary Guarantors also accounted for approximately $3.8 billion, or 81%, and approximately $2.1 billion, or 79%, of our total consolidated revenue for the year ended December 31, 2013, and six months ended June 30, 2014, respectively. The Subsidiary Guarantors include each of our subsidiaries which guarantee our existing 7.456% senior notes due 2018 and our 5.95% senior notes due 2020 and that is either a borrower or guarantor in respect of our Revolving Credit Facility.

Notes Offered	$500,000,000 aggregate principal amount of 4.500% Senior Notes due 2024.

Maturity	The notes will mature on August 15, 2024.

Interest	The notes will accrue interest at 4.500% per annum, payable semiannually in arrears on February 15 and August 15 of each year, beginning on February 15, 2015.

Ranking	The notes will be our senior unsecured obligations and will rank equally in right of payment with all of our existing and future unsubordinated and unsecured obligations. So long as the guarantees are in effect, each Subsidiary Guarantor’s guarantee will be the senior unsecured obligation of such Subsidiary Guarantor and will rank equally in right of payment with all of such Subsidiary Guarantor’s existing and future unsubordinated and unsecured obligations.

Optional Redemption by Expedia

We may redeem the notes, in whole or in part, at any time or from time to time, prior to May 15, 2024 (the date that is three months prior to the maturity date of the notes), at a specified make-whole premium described under the heading “Description of Notes—Optional Redemption.” On or after May 15, 2024 (the date that is three months prior to the maturity date of the notes), the notes will be redeemable, in whole or in part, at our option at any time and from time to time, at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest thereon to but excluding the redemption date.

Change of Control	Upon the occurrence of a Change of Control Triggering Event (as defined in this prospectus supplement), each holder of notes will have the right to require us to repurchase such holder’s notes, in whole or in part, at a purchase price in cash equal to 101% of the principal amount thereof, plus any accrued and unpaid interest to the date of purchase. See “Description of Notes—Change of Control.”

Certain Covenants	The indenture governing the notes will contain covenants limiting our ability and our subsidiaries’ ability to:
•	create certain liens,
•	enter into sale and lease-back transactions, and
•	consolidate or merge with, or convey, transfer or lease all or substantially all our assets to, another person.

However, each of these covenants is subject to certain exceptions. You should read “Description of Notes—Covenants” for a description of these covenants.

Form and Denominations	We will issue the notes in fully registered form in denominations of $2,000 and integral multiples of $1,000 in excess thereof. Each of the notes will be represented by one or more global securities registered in the name of a nominee of The Depository Trust Company, or DTC. You will hold a beneficial interest in one or more of the notes through DTC, and DTC and its direct and indirect participants will record your beneficial interest in their books. Except under limited circumstances, we will not issue certificated notes.

Further Issuances	We may create and issue additional notes ranking equally with the notes initially offered in this offering and otherwise similar in all respects (other than the issue date and public offering price or the first payment of interest following the issue date of such further notes). These additional notes will be treated as a single class including waivers, amendments and redemptions.

Use of Proceeds	We intend to use the net proceeds of this offering for general corporate purposes, including, without limitation, to fund the consideration payable in connection with our proposed acquisition of Wotif and/or other potential future acquisitions by the Company or any of its subsidiaries. General corporate purposes may also include, without limitation, dividends, stock repurchases, repayment of debt, investments, additions to working capital, capital expenditures and advances to or investments in our subsidiaries. Net proceeds may be temporarily invested prior to use. This offering is not conditioned on the closing of our proposed acquisition of Wotif.

Absence of Public Market for the Notes	The notes are a new issue of securities and there is currently no established trading market for the notes. The notes will not be listed on any securities exchange or quoted on any automated dealer quotation system. There can be no assurance as to the development or liquidity of any market for the notes. The underwriters have advised us that they currently intend to make a market in the notes. However, they are not obligated to do so, and any market making with respect to the notes may be discontinued without notice. As a result, a liquid market for the notes may not be available if you try to sell your notes. See “Risk Factors—Risks Related to an Investment in the Notes and this Offering—Your ability to transfer the notes may be limited by the absence of an active trading market and there is no assurance that any active trading market will develop for the notes.”

Risk Factors	You should carefully read and consider the information set forth under “Risk Factors” beginning on page S-10 of this prospectus supplement and any risk factors described in the documents we incorporate by reference, as well as all the other information set forth in this prospectus supplement, the accompanying prospectus and in the documents we incorporate by reference, before investing in the notes.

SUMMARY CONSOLIDATED FINANCIAL DATA

The following table sets forth certain of our historical financial data. Our financial statements present our results of operations, financial position, cash flows and stockholders’ equity on a consolidated basis. The consolidated statements of operations data for the years ended December 31, 2011, 2012 and 2013 and the consolidated balance sheet data as of December 31, 2012 and 2013 have been derived from our audited consolidated financial statements, which are incorporated by reference in this prospectus supplement. The balance sheet data as of December 31, 2011 was derived from previously filed audited financial statements. The consolidated statements of operations and consolidated statement of cash flows data for the six months ended June 30, 2013 and 2014 and the consolidated balance sheet data as of June 30, 2014 have been derived from our unaudited consolidated financial statements incorporated by reference in this prospectus supplement. The consolidated balance sheet data as of June 30, 2013 was derived from previously filed unaudited consolidated financial statements. The unaudited consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) for interim financial reporting. We have included all adjustments necessary for a fair presentation of the results of the interim period. These adjustments consist of normal recurring items. Our interim unaudited consolidated financial statements are not necessarily indicative of results that may be expected for any other interim period or for the full year.

You should read the following information in conjunction with the information under the caption “Risk Factors” contained in this prospectus supplement and incorporated by reference into this prospectus supplement from our Annual Report on Form 10-K for the year ended December 31, 2013, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements in our Annual Report on Form 10-K for the year ended December 31, 2013, and in our Quarterly Report on Form 10-Q for the period ended June 30, 2014, each of which we have incorporated by reference in this prospectus supplement.

	Year Ended December 31,			Six Months Ended June 30,
	2013	2012	2011 (1)	2014	2013
	(in thousands)
Consolidated statements of operations data:
Revenue	$4,771,259	$4,030,347	$3,449,009	$2,695,003	$2,217,384
Operating income (loss)	366,060	431,724	479,609	126,222	(11,342)
Net income (loss)	216,358	280,440	474,603	66,050	(44,353)
Net income (loss) attributable to Expedia, Inc.	232,850	280,171	472,294	75,069	(32,726)
Consolidated balance sheet data (at period end):
Working deficit (2)	$(1,075,094)	$(367,809)	$(278,928)	$(1,216,912)	$(947,202)
Total assets	7,739,481	7,132,746	6,505,258	9,234,829	8,744,096
Total stockholders’ equity	2,258,985	2,389,388	2,305,167	1,990,875	2,338,213
Other financial data:
Ratio of earnings to fixed charges (3)	3.77x	4.33x	3.78x	2.55x	0.40x
Free cash flow (4)	$454,619	$1,001,485	$617,892	$1,307,729	$1,041,768

(1)	On December 20, 2011, we completed the spin-off of TripAdvisor. Immediately prior to the spin-off, we effected a one-for-two reverse stock split. In order to complete the spin-off, we were required to redeem the $400 million principal of our 8.5% senior notes due 2016, which were legally extinguished in the first quarter of 2012. Accordingly, the results of operations and financial condition of TripAdvisor, and related debt extinguishment losses have been presented in discontinued operations for all periods presented.

(2)	Represents current assets minus current liabilities.

(3)	Earnings included in the calculation of this ratio consist of income from continuing operations before income taxes plus fixed charges. Fixed charges include interest expense as well as an imputed interest component of rental expense.

(4)	We present Free Cash Flow, which is a supplemental measure to GAAP and is defined by the SEC as a non-GAAP financial measure. This non-GAAP measure should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP. This non-GAAP financial measure used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.

Free Cash Flow is defined as net cash flow provided by operating activities less capital expenditures. Management believes Free Cash Flow is useful to investors because it represents the operating cash flow that our operating businesses generate, less capital expenditures but before taking into account other cash movements that are not directly tied to the core operations of our businesses, such as financing activities, foreign exchange or certain investing activities. Free Cash Flow has certain limitations in that it does not represent the total increase or decrease in the cash balance for the period, nor does it represent the residual cash flow for discretionary expenditures. Therefore, it is important to evaluate Free Cash Flow along with the consolidated statements of cash flows. Following is a reconciliation from Net Cash Provided by Operating Activities to Free Cash Flow:

	Year Ended December 31,			Six Months Ended June 30,
(dollars in thousands)	2013	2012	2011	2014	2013
Net cash provided by operating activities	$763,200	$1,237,182	$825,729	$1,464,942	$1,199,608
Capital expenditures	(308,581)	(235,697)	(207,837)	(157,213)	(157,840)

Free cash flow	$454,619	$1,001,485	$617,892	$1,307,729	$1,041,768

RISK FACTORS

An investment in the notes involves a high degree of risk. You should carefully consider the risk factors described below as well as the risk factors described in Expedia’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and any risk factors set forth in the documents that are incorporated in this prospectus supplement or the accompanying prospectus, as the same may be amended, supplemented or superseded from time to time by our filings under the Exchange Act. Before making any investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus supplement and the accompanying prospectus. Any of these risks could materially and adversely affect our business, financial condition, results of operations or cash flows. The risks and uncertainties we face are not limited to those described in these documents. Additional risks and uncertainties that we are unaware of or that we believe are less significant than those set forth in the risk factors described in these documents at the time of the applicable document could also materially adversely affect our business, financial condition, results of operations or cash flows and/or the value of your investment. In any case, the value of our securities could decline, and you could lose all or part of your investment. See also the information contained under the heading “Cautionary Statement Concerning Forward-Looking Statements.”

Risks Related to an Investment in the Notes and this Offering

We may incur additional indebtedness.

We may incur substantial additional indebtedness in the future. We also are permitted to incur secured indebtedness that would be effectively senior in priority to the notes.

Our indebtedness could adversely affect our financial condition and prevent us from fulfilling our obligations under our outstanding indebtedness and the notes.

As of June 30, 2014, as adjusted to give effect to this offering, the outstanding principal amount of our indebtedness would have been approximately $1,750 million (excluding $19 million in undrawn letters of credit). Our indebtedness could have important consequences for you. For example, it could:

•	make it difficult for us to satisfy our obligations with respect to the notes;

•	increase our vulnerability to general adverse economic and industry conditions;

•	require us to dedicate a portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of cash flow to fund working capital, expenditures, acquisitions and investments and other general corporate purposes;

•	make it difficult for us to optimally capitalize and manage the cash flow for our businesses;

•	limit our flexibility in planning for, or reacting to, changes in our businesses and the markets in which we operate;

•	place us at a competitive disadvantage compared to our competitors that have less debt; and

•	limit our ability to borrow additional funds.

In addition, it is possible that we may need to incur additional indebtedness in the future in the ordinary course of business. The terms of our Revolving Credit Facility and the indentures governing our 7.456% senior notes due 2018, our 5.95% senior notes due 2020 and the notes offered hereby allow us and our subsidiaries to incur additional debt subject to certain limitations. If new debt is added to current debt levels, the risks described above could intensify. Furthermore, if future debt financing is not available to us when required or is not available on acceptable terms, we may be unable to grow our business, take advantage of business opportunities, respond to competitive pressures or refinance maturing debt, any of which could have a material adverse effect on our operating results and financial condition.

The agreements governing our indebtedness contain various covenants that limit our discretion in the operation of our business and also require us to meet financial maintenance tests and other covenants. The failure to comply with such tests and covenants could have a material adverse effect on us.

The agreements governing our indebtedness contain various covenants, including those that restrict our ability to, among other things:

•	borrow money, and guarantee or provide other support for indebtedness of third parties, including guarantees;

•	incur certain liens;

•	enter into transactions with affiliates;

•	pay dividends on, redeem or repurchase our capital stock;

•	enter into certain asset disposition transactions;

•	enter into sale and leaseback transactions;

•	consolidate or merge with or into another person; and

•	enter into unrelated businesses.

These covenants may limit our ability to effectively operate our businesses.

In addition, our Revolving Credit Facility requires that we meet certain financial tests, including a leverage ratio test and interest coverage test.

Any failure to comply with the restrictions of our Revolving Credit Facility or any agreement governing our other indebtedness may result in an event of default under those agreements. Such default may allow the creditors to accelerate the related debt, which acceleration may trigger cross-acceleration or cross-default provisions in other debt. In addition, lenders may be able to terminate any commitments they had made to supply us with further funds on a revolving basis.

We may not be able to repurchase the notes upon a change of control.

We may not be able to repurchase the notes upon a change of control triggering event because we may not have sufficient funds. Upon a change of control triggering event, holders of the notes may require us to make an offer to purchase the notes at a purchase price equal to 101% of the principal amount of the notes plus accrued and unpaid interest, if any, to the purchase date.

Our failure to purchase tendered notes upon a change of control triggering event would result in an event of default under the indenture governing the notes and a cross-default under the agreements governing certain of our other indebtedness which may result in the acceleration of such indebtedness requiring us to repay that indebtedness immediately. If a change of control triggering event were to occur, we may not have sufficient funds to repay any such accelerated indebtedness.

In addition, you may not be entitled to require us to repurchase the notes under the change of control provisions in the indenture in the event of certain important corporate events, such as a leveraged recapitalization (which would increase the level of our indebtedness), reorganization, restructuring, merger or other similar transaction, unless such transaction constitutes a “change of control” under the indenture. Such a transaction may not involve a change in voting power or beneficial ownership or, even if it does, may not involve a change that constitutes a “change of control” that would potentially trigger our obligation to repurchase the notes. Therefore, if an event occurs that does not constitute a “change of control,” as defined in the indenture, we will not be required to make an offer to repurchase the notes and you may be required to continue to hold your notes despite the event. See “Description of Notes—Change of Control.”

Our holding company structure may impact your ability to receive payment on the notes.

The Issuer is a holding company with no significant operations or material assets other than the capital stock of its subsidiaries. As a result, its ability to repay its indebtedness, including the notes, is dependent on the generation of cash flow by its subsidiaries and their ability to make such cash available to the Issuer, by dividend, debt repayment or otherwise. Unless they are guarantors of the notes, the Issuer’s subsidiaries do not have any obligation to pay amounts due on the notes or to make funds available for that purpose. In addition, the Issuer’s subsidiaries may not be able to, or be permitted to, make distributions to enable the Issuer to make payments in respect of its indebtedness, including the notes. Each of the Issuer’s subsidiaries is a distinct legal entity and, under certain circumstances, legal and contractual restrictions, as well as the financial condition and operating requirements of the Issuer’s subsidiaries, may limit its ability to obtain cash from its subsidiaries. Further, while the Subsidiary Guarantors will unconditionally guarantee the notes, such guarantees could be rendered unenforceable for the reasons described below under “—The guarantees may be unenforceable due to fraudulent conveyance statutes, and accordingly, you could have no claim against the Subsidiary Guarantors.”

Effective subordination of the notes and the guarantees may reduce amounts available for payment of the notes and the guarantees.

The notes and the guarantees are unsecured. Accordingly, the notes will effectively rank junior to all of the Issuer’s secured obligations and, so long as the guarantees are in effect, a Subsidiary Guarantor’s guarantees will effectively rank junior to all of that Subsidiary Guarantor’s secured obligations, in each case, to the extent of the assets securing those obligations. In the event of a bankruptcy liquidation or similar proceeding, or if payment under any secured obligation is accelerated, claims of any secured creditors will be prior to any claim of the holders of the notes to the extent of the assets securing such claims. After the claims of the secured creditors are satisfied there may not be assets remaining to satisfy our obligations under the notes or the guarantees. As of June 30, 2014, the Issuer and its subsidiaries had no secured indebtedness or capital lease obligations. The indenture governing the notes permits us and our subsidiaries to incur secured debt under specified circumstances.

The notes and the guarantees will also be effectively subordinated to the unsecured indebtedness and other liabilities of our subsidiaries that are not Subsidiary Guarantors and of those Subsidiary Guarantors whose guarantees of the notes are released or terminated. Except to the extent that the Issuer or a Subsidiary Guarantor is a creditor with recognized claims against our other subsidiaries, all claims of creditors (including trade creditors) and holders of preferred stock, if any, of our other subsidiaries will have priority with respect to the assets of such subsidiaries over the Issuer’s and the Subsidiary Guarantors’ rights as owners of such other subsidiaries (and therefore the claims of our creditors, including holders of the notes). As of June 30, 2014, our subsidiaries other than the Subsidiary Guarantors had approximately $1.5 billion of liabilities and redeemable noncontrolling interests, of which approximately $340 million was owed to the Issuer or the Subsidiary Guarantors.

The guarantees may be unenforceable due to fraudulent conveyance statutes, and accordingly, you could have no claim against the Subsidiary Guarantors.

The obligations of each Subsidiary Guarantor under its guarantees will be limited with the intent to prevent that guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law. However, a court could, under fraudulent conveyance law, subordinate or void the guarantee of any Subsidiary Guarantor if it found that such guarantee was incurred with actual intent to hinder, delay or defraud creditors, or such Subsidiary Guarantor did not receive fair consideration or reasonably equivalent value for the guarantee and that the guarantor was any of the following:

•	insolvent or rendered insolvent because of the guarantee;

•	engaged in a business or transaction for which its remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay such debts at maturity.

If a court were to void the guarantee of a Subsidiary Guarantor as a fraudulent conveyance, or hold it unenforceable for any other reason, holders of the notes would cease to have a claim against that Subsidiary Guarantor and would be creditors solely of the Issuer and any Subsidiary Guarantor whose guarantee was not voided or held unenforceable.

The guarantees will be released under certain circumstances.

The notes will be guaranteed by any Subsidiary Guarantor for so long as such Subsidiary Guarantor is a borrower under or is a guarantor of obligations under our Revolving Credit Facility or any successor credit agreement that we in good faith designate as our principal credit agreement. See “Description of Notes—Guarantees.” If the obligations of any Subsidiary Guarantor as a borrower and guarantor under such credit agreements terminate or are released, that Subsidiary Guarantor’s guarantee of the notes will also be released. In such event, the risks detailed in respect of our subsidiaries that are not guarantors upon consummation of the offering will also apply with respect to such released Subsidiary Guarantor.

Our foreign subsidiaries may become borrowers under our Revolving Credit Facility without guaranteeing the notes.

Under the terms of our Revolving Credit Facility we may designate foreign subsidiaries as borrowers and such foreign subsidiaries would not be required to guarantee the notes. As of the time of this offering each of our subsidiaries that is a borrower or a guarantor under our Revolving Credit Facility is a domestic subsidiary, and will be a Subsidiary Guarantor guaranteeing the notes. However, if a foreign subsidiary is designated as a borrower under our Revolving Credit Facility and borrows under the Revolving Credit Facility, the notes and the guarantees will be effectively subordinated to the claims of the lenders under the Revolving Credit Facility with respect to the assets of such foreign subsidiary to the extent of the borrowings of such foreign subsidiary.

Your ability to transfer the notes may be limited by the absence of an active trading market and there is no assurance that any active trading market will develop for the notes.

The notes are a new issue of securities for which there is no established public market. We do not intend to have the notes listed on a national securities exchange or to arrange for quotation on any automated dealer quotation systems. The underwriters have advised us that they intend to make a market in the notes as permitted by applicable laws and regulations; however, the underwriters are not obligated to make a market in the notes and they may discontinue their market-making activities at any time without notice. Therefore, we cannot assure you as to the development or liquidity of any trading market for the notes. The liquidity of any market for the notes will depend on a number of factors, including:

•	the number of holders of notes;

•	our operating performance and financial condition;

•	the market for similar securities;

•	the interest of securities dealers in making a market in the notes; and

•	prevailing interest rates.

Historically, the market for debt securities similar to the notes has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes. We cannot assure you that the market, if any, for the notes will be free from similar disruptions or that any such disruptions may not adversely affect the prices at which you may sell your notes. Therefore, we cannot assure you that you will be able to sell your notes at a particular time or that the price you receive when you sell will be favorable.

USE OF PROCEEDS

The net proceeds of this offering are estimated to be approximately $493 million, after deducting estimated underwriting discounts and commissions and other offering expenses. We intend to use the net proceeds of this offering for general corporate purposes, including, without limitation, to fund the consideration payable in connection with our proposed acquisition of Wotif and/or other potential future acquisitions by the Company or any of its subsidiaries. General corporate purposes may also include, without limitation, dividends, stock repurchases, repayment of debt, investments, additions to working capital, capital expenditures and advances to or investments in our subsidiaries. Net proceeds may be temporarily invested prior to use. This offering is not conditioned on the closing of our proposed acquisition of Wotif.

CAPITALIZATION

The following table sets forth cash and cash equivalents and capitalization of Expedia, Inc. as of June 30, 2014:

•	on an actual basis; and

•	on an as-adjusted basis after giving effect to this offering.

You should read this table together with “Use of Proceeds,” “Summary Consolidated Financial Data” and “Risk Factors” included in this prospectus supplement, and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements in our Annual Report on Form 10-K for the year ended December 31, 2013, and in our Quarterly Report on Form 10-Q for the period ended June 30, 2014, each of which we have incorporated by reference in this prospectus supplement.

	As of June 30, 2014
(in thousands)	Actual	As Adjusted
	(Unaudited)
Cash and cash equivalents	$1,433,820	$1,927,315	(1)

Long Term Obligations:
Existing senior notes(2)	1,249,448	1,249,448
Credit facility	—	—
Notes offered hereby	—	497,220	(3)

Total	1,249,448	1,746,668

Total stockholders’ equity	1,990,875	1,990,875

Total capitalization	3,240,323	3,737,543

(1) Includes the estimated net proceeds from this offering of approximately $493 million, after giving effect to underwriting discounts and commissions and expenses, in each case relating to this offering.

(2) Consists of $750 million aggregate principal amount of 5.95% senior notes due 2020, net of discount, and $500 million aggregate principal amount of 7.456% senior unsecured notes due 2018.

(3) Consists of $500 million aggregate principal amount of notes offered hereby, which are being issued at 99.444% of par, resulting in a discount that will be amortized over the life of the notes.

DESCRIPTION OF NOTES

The notes will be issued as a series of notes under an indenture, dated as of August 18, 2014, among Expedia, the Subsidiary Guarantors and The Bank of New York Mellon Trust Company, N.A., as trustee. The following summary of provisions of the indenture, as supplemented for the issuance of this series of notes, and the notes does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the indenture, including definitions therein of certain terms. This summary may not contain all information that you may find useful. You should read the indenture and the notes, copies of which are available from us upon request at our address set forth under the heading “Where You Can Find More Information.” Capitalized terms used and not defined in this summary have the meanings specified in the indenture. References to (i) “the Company” in this section of the prospectus supplement are only to Expedia and not to any of the subsidiaries of Expedia and (ii) the “indenture” are to the indenture described above, as supplemented for this issuance of notes.

General

The notes will have the following basic terms:

•	the notes will initially be limited to $500,000,000 aggregate principal amount (subject to the rights of the Company to issue additional notes as described under “—Further Issuances” below),

•	the notes will accrue interest at a rate of 4.500% per year,

•	interest will accrue on the notes from the most recent interest payment date to or for which interest has been paid or duly provided (or if no interest has been paid or duly provided for, from the issue date of the notes), payable semiannually in arrears on February 15 and August 15 of each year, beginning on February 15, 2015,

•	the notes will mature on August 15, 2024 unless redeemed prior to that date,

•	we may redeem the notes in whole or in part at any time or from time to time at our option as described under “—Optional Redemption” below, and

•	the notes will be our senior unsecured obligations and will rank equally in right of payment with all of our other existing and future unsecured and unsubordinated obligations.

Interest will be paid to the person in whose name a note is registered at the close of business on the February 1 or August 1, as the case may be, immediately preceding the relevant interest payment date. Interest on the notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.

If any interest or other payment date of a note falls on a day that is not a business day, the required payment of principal, premium, if any, and interest will be made on the next succeeding business day as if made on the date that the payment was due, and no interest will accrue on that payment for the period from and after that interest or other payment date, as the case may be, to the date of that payment on the next succeeding business day. The term “business day” means, with respect to any note, any day other than a Saturday, a Sunday or a day on which banking institutions or trust companies in New York City are authorized or required by law, regulation or executive order to close. The notes will be issued only in registered form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess of that amount. The notes will be represented by one or more global notes registered in the name of a nominee of DTC.

The notes will not be subject to any sinking fund.

We may, subject to compliance with applicable law, at any time purchase notes in the open market or otherwise.

Guarantees

The Subsidiary Guarantors will unconditionally guarantee, jointly and severally, the due and punctual payment of principal of and premium, if any, and interest on the notes, when and as the same become due and payable, whether on a maturity date, by declaration of acceleration, upon redemption or otherwise, and all other obligations under the indenture. As set forth in the Guarantor and Non-Guarantor Supplemental Financial Information notes in our financial statements incorporated by reference in this prospectus supplement, as of June 30, 2014, the Subsidiary Guarantors accounted for approximately $7.8 billion, or 84%, of our total consolidated assets, which excludes amounts due from the Issuer or the subsidiaries that are not Subsidiary Guarantors. The Subsidiary Guarantors also accounted for approximately $3.8 billion, or 81%, and approximately $2.1 billion, or 79%, of our total consolidated revenue for the year ended December 31, 2013, and six months ended June 30, 2014, respectively. As of the issue date of the notes, the following Subsidiaries of the Company will be Subsidiary Guarantors with respect to the notes:

Classic Vacations, LLC

EAN.com, LP

Egencia LLC

Expedia, Inc. (a Washington corporation)

Hotels.com GP, LLC

Hotels.com, L.P.

Hotwire, Inc.

HRN 99 Holdings, LLC

Interactive Affiliate Network, LLC

Travelscape, LLC

WWTE, Inc.

The Subsidiary Guarantors include each of our subsidiaries which guarantee our existing 7.456% senior notes due 2018 and our 5.95% senior notes due 2020 and that is either a borrower or guarantor in respect of our Credit Agreement.

In the event that, at any time, any of our Domestic Subsidiaries which is not, or has previously been released as, a Subsidiary Guarantor becomes a guarantor or borrower under our Credit Agreement, that Subsidiary will be required to become a Subsidiary Guarantor and guarantee the notes not later than 60 days following the date on which it becomes a guarantor or borrower under the Credit Agreement.

In the event that, for any reason, the obligations of any Subsidiary Guarantor terminate as a guarantor or borrower under the Credit Agreement (including, without limitation, pursuant to the terms of the Credit Agreement, upon agreement of the requisite lenders under the Credit Agreement or upon the termination of the Credit Agreement or upon the replacement thereof with a credit facility not requiring such guarantees), that Subsidiary Guarantor will be deemed released from all its obligations under the indenture and its guarantees of the notes will terminate. A Subsidiary Guarantor’s guarantee will also terminate and such Subsidiary Guarantor will be deemed released from all of its obligations under the indenture (a) upon legal defeasance or covenant defeasance as provided below under “—Defeasance and Covenant Defeasance” or satisfaction and discharge of the indenture as provided below under “—Satisfaction and Discharge,” and (b) in connection with any sale or other disposition of all or any portion of the capital stock of that Subsidiary Guarantor (including by way of merger or consolidation) or other transaction such that after giving effect to such transaction such Subsidiary Guarantor is no longer a Domestic Subsidiary of the Company. Any release described in this paragraph may be evidenced by a supplemental indenture or other instrument which may be entered into without the consent of any holders of notes.

The indenture will provide that the obligations of each Subsidiary Guarantor under its guarantees will be limited to the maximum amount that, after giving effect to all other contingent and fixed liabilities of such Subsidiary Guarantor, would cause the obligations of such Subsidiary Guarantor not to constitute a fraudulent conveyance or fraudulent transfer under any applicable law; provided, however, there is some doubt as to whether this limitation will be effective to avoid such guarantee from constituting a fraudulent conveyance.

“Credit Agreement” means the Credit Agreement, dated as of February 8, 2010, among Expedia, Inc. (a Delaware corporation), Expedia, Inc. (a Washington corporation), Travelscape, LLC, TripAdvisor LLC, Hotwire, Inc., the lenders party thereto, JPMorgan Chase Bank N.A., as administrative agent, and J.P. Morgan Europe Limited, as London agent, as the same has been amended, supplemented or otherwise modified prior to the date hereof and may be further amended, supplemented or otherwise modified from time to time, and any successor credit agreement thereto (whether by renewal, replacement, refinancing or otherwise) that the Company in good faith designates to be its principal credit agreement (taking into account the maximum principal amount of the credit facility provided thereunder, the recourse nature of the agreement and such other factors as we deem reasonable in light of the circumstances), such designation (or the designation that at a given time there is no principal credit agreement) to be made by an officers’ certificate delivered to the trustee.

Payment and Transfer or Exchange

Principal of and premium, if any, and interest on the notes will be payable, and the notes may be exchanged or transferred, at the office or agency maintained by the Company for such purpose (which initially will be the office of the trustee located at 111 Sanders Creek Parkway, 2nd Floor, East Syracuse, New York 13057; Attention: Debt Processing Group). Payment of principal of and premium, if any, and interest on a global note registered in the name of or held by DTC or its nominee will be made in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such global note. If any of the notes is no longer represented by a global note, payment of interest on certificated notes in definitive form may, at our option, be made by check mailed directly to holders at their registered addresses.

A holder may transfer or exchange any certificated notes in definitive form at the same location given in the preceding paragraph. No service charge will be made for any registration of transfer or exchange of notes, but the Company may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith. We are not required to transfer or exchange any note selected for redemption for a period of 15 days before mailing of a notice of redemption of notes to be redeemed. Any notice required to be delivered pursuant to the indenture may, to the extent permitted by applicable procedures or regulations, be delivered electronically.

The registered holder of a note will be treated as the owner of it for all purposes. All amounts of principal of and premium, if any, or interest on the notes paid by the Company that remain unclaimed two years after such payment was due and payable will be repaid to the Company, and the holders of such notes will thereafter look solely to the Company for payment.

Ranking

The notes will be our senior unsecured obligations and will rank equally in right of payment with all of our existing and future unsecured and unsubordinated obligations.

So long as they are in effect, the guarantees of any Subsidiary Guarantors will be senior unsecured obligations of those Subsidiaries and will rank equally in right of payment with all other existing and future unsecured and unsubordinated obligations of those Subsidiaries.

The notes will be effectively junior to all of our existing and future secured indebtedness and, so long as they are in effect, the guarantees of any Subsidiary Guarantors will be effectively junior to all secured indebtedness of those subsidiaries, in each case, to the extent of the assets securing such indebtedness.

As our operations are conducted through our Subsidiaries, we derive our operating income and cash flow from our investments in our Subsidiaries. Therefore, our ability to make payments when due to the holders of the notes is, in part, dependent upon the receipt of sufficient funds from our Subsidiaries. Holders of the notes will, however, have a claim with respect to the assets and earnings of any Subsidiary Guarantors so long as their respective guarantees are in effect.

Claims of creditors of our Subsidiaries generally will have priority with respect to the assets and earnings of such Subsidiaries (other than any Subsidiary Guarantors providing guarantees for the notes, so long as their respective guarantees are in effect) over the claims of our creditors and of the creditors of any Subsidiary Guarantors, including holders of the notes. Accordingly, the notes and the guarantees of any Subsidiary Guarantors, if any, will be effectively subordinated to creditors, including trade creditors and preferred stockholders, if any, of our Subsidiaries (other than any Subsidiary Guarantors so long as their respective guarantees are in effect).

Under the terms of the Credit Agreement, we may designate Foreign Subsidiaries as borrowers under the Credit Agreement, and such Foreign Subsidiaries would not be required to guarantee the notes. As of the time of this offering, each of our Subsidiaries that is a borrower or a guarantor under our existing Credit Agreement is our Domestic Subsidiary, and will be a Subsidiary Guarantor guaranteeing the notes. However, if a Foreign Subsidiary is designated as a borrower under our Credit Agreement and borrows under the Credit Agreement, the notes and the guarantees will be effectively subordinated to the claims of the lenders under the Credit Agreement with respect to such borrowings and with respect to the assets of such Foreign Subsidiary.

Optional Redemption

We may redeem the notes at our option at any time in whole or from time to time in part. If we elect to redeem the notes prior to May 15, 2024 (the date that is three months prior to the maturity date of the notes), we will pay a redemption price equal to the greater of the following amounts, plus, in each case, accrued and unpaid interest thereon to but excluding the redemption date:

•	100% of the aggregate principal amount of the notes to be redeemed or

•	the sum of the present values of the Remaining Scheduled Payments.

In determining the present values of the Remaining Scheduled Payments, we will discount such payments to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) using a discount rate equal to the Treasury Rate plus 35 basis points.

If we elect to redeem the notes on or after May 15, 2024 (the date that is three months prior to the maturity date of the notes), we will pay a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest thereon to but excluding the redemption date.

The following terms are relevant to the determination of the redemption price for any redemption prior to May 15, 2024.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.

“Comparable Treasury Price” means (1) the arithmetic average of the Reference Treasury Dealer Quotations for the redemption date after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Independent Investment Banker is given fewer than four Reference Treasury Dealer Quotations, the arithmetic average of all Reference Treasury Dealer Quotations for such redemption date.

“Independent Investment Banker” means J.P. Morgan Securities LLC or Merrill Lynch, Pierce, Fenner & Smith Incorporated, or their respective successors, as may be appointed from time to time by us.

“Reference Treasury Dealer” means (i) J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, or their respective successors, and (ii) two other primary U.S. Government securities dealers in New York City selected by us.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the arithmetic average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer by 3:30 p.m., New York City time, on the third business day preceding such redemption date.

“Remaining Scheduled Payments” means, with respect to any note to be redeemed, the remaining scheduled payments of the principal and interest thereon that would be due after the related redemption date but for such redemption; provided, however, that, if such redemption date is not an interest payment date with respect to such note, the amount of the next scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity (computed as of the third business day immediately preceding that redemption date) of the Comparable Treasury Issue. In determining this rate, we will assume a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

A partial redemption of the notes may be effected pro rata or by lot or by such method that complies with the requirements of the securities exchange, if the notes are listed on one, and the trustee may provide for the selection for redemption of portions (equal to the minimum authorized denomination for the notes or any integral multiple thereof) of the principal amount of notes of a denomination larger than the minimum authorized denomination for the notes.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of the notes to be redeemed.

Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the notes or portions thereof called for redemption.

Further Issuances

We may from time to time, without notice to or the consent of the holders of the notes, create and issue additional notes having the same terms as, and ranking equally and ratably with, the notes in all respects (or in all respects except for the date of issuance, issue price and amount of interest payable on the first payment date applicable thereto). Such additional notes will be treated as a single class with the notes, and will vote together as one class on all matters with respect to the notes; provided, however, that in the event any additional notes are not fungible with the previously issued notes for U.S. federal income tax purposes, such nonfungible additional notes will be issued with a separate CUSIP number so that they are distinguishable from the previously issued notes.

Change of Control

Upon the occurrence of a Change of Control Triggering Event (as defined below), unless we have mailed a notice of redemption with respect to all outstanding notes as described above under “—Optional Redemption” and redeem all notes validly tendered pursuant to such redemption notice, each holder shall have the right to require that the Company repurchase such holder’s notes, in whole or in part, at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Within 30 days following any Change of Control Triggering Event, unless we have previously or concurrently mailed a redemption notice with respect to all outstanding notes as described under “—Optional Redemption,” we will mail a notice by first-class mail to each holder with a copy to the trustee (the “Change of Control Offer”) stating:

(1)	that a Change of Control Triggering Event has occurred and that such holder has the right to require us to purchase such holder’s notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest on the relevant interest payment date);

(2)	the circumstances and relevant facts regarding such Change of Control Triggering Event;

(3)	the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed);

(4)	if the notice is mailed prior to a Change of Control, that the Change of Control Offer is conditioned on the Change of Control occurring; and

(5)	the instructions, as determined by us, consistent with the covenant described hereunder, that a holder must follow in order to have its notes purchased.

We will not be required to make a Change of Control Offer following a Change of Control Triggering Event if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by us and purchases all notes validly tendered and not withdrawn under such Change of Control Offer.

A Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

We will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, we will comply with the applicable securities laws and regulations and shall not be deemed to have breached our obligations under the covenant described hereunder by virtue of our compliance with such securities laws or regulations.

For purposes of the Change of Control Offer provisions of the notes, the following definitions are applicable:

“Board of Directors” means the Board of Directors of the Company or any committee thereof duly authorized to act on behalf of such Board or, in the case of a person that is not a corporation, the group exercising the authority generally vested in a board of directors of a corporation.

“Change of Control” means the occurrence of any one of the following:

(1)	any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company;

(2)

individuals who on the date the notes are originally issued constituted the Board of Directors (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Company was approved or ratified by a vote of a majority of the directors of the Company then still in office who were either directors on the date the notes are originally issued or whose election or nomination for election was previously so approved or ratified) cease for any reason to constitute a majority of the Board of Directors then in office;

(3)	the adoption of a plan relating to the liquidation or dissolution of the Company; or

(4)	the merger or consolidation of the Company with or into another person or the merger of another person with or into the Company, or the sale of all or substantially all the assets of the Company (determined on a consolidated basis) to another person other than (i) a transaction in which the survivor or transferee is a person that is controlled by the Permitted Holders or (ii) a transaction following which (A) in the case of a merger or consolidation transaction, holders of securities that represented 100% of the Voting Stock of the Company immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least a majority of the voting power of the Voting Stock of the surviving person in such merger or consolidation transaction immediately after such transaction and (B) in the case of a sale of assets transaction, each transferee becomes an obligor in respect of the notes and either (i) each transferee becomes a Subsidiary of the transferor of such assets or (ii) holders of securities that represented 100% of the Voting Stock of the Company immediately prior to such transaction (or other securities into which such securities are converted as part of such transaction) own directly or indirectly at least a majority of the voting power of the Voting Stock of the transferee.

Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (1) the Company becomes a direct or indirect wholly-owned subsidiary (the “Sub Entity”) of a holding company and (2) holders of securities that represented 100% of the Voting Stock of the Company immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least a majority of the voting power of the Voting Stock of such holding company; provided that, upon the consummation of any such transaction, “Change of Control” shall thereafter include any Change of Control of any direct or indirect parent of the Sub Entity.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Ratings Event.

“Fitch” means Fitch Inc., a subsidiary of Fimalac, S.A., and its successors.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating category of Moody’s); a rating of BBB- or better by S&P (or its equivalent under any successor rating category of S&P); a rating of BBB- or better by Fitch (or its equivalent under any successor rating category of Fitch); and the equivalent investment grade credit rating from any replacement Rating Agency or Rating Agencies appointed by us.

“Liberty Successor” means any person spun or otherwise separated out of Liberty Interactive Corporation (or any subsidiary thereof), provided no person who is not a Permitted Holder is the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of such person.

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.

“Permitted Holders” means Barry Diller, Liberty Interactive Corporation, any Liberty Successor and their respective affiliates and any group (as such term is used in Section 13(d) and 14(d) of the Exchange Act) with respect to which any such persons collectively exercise a majority of the voting power.

“Rating Agency” means each of Moody’s, S&P and Fitch; provided that if any of Moody’s, S&P or Fitch ceases to rate the notes or fails to make a rating of the notes publicly available, we will appoint a replacement for such Rating Agency that is a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act.

“Ratings Event” means ratings of the notes are lowered by at least two of the three Rating Agencies and the notes are rated below Investment Grade by at least two of the three Rating Agencies in any case on any day during the period (the “Trigger Period”) commencing on the date 60 days prior to the first public announcement by us of any Change of Control (or pending Change of Control) and ending 60 days following consummation of such Change of Control (which Trigger Period will be extended for so long as the rating of the notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies).

“S&P” means Standard & Poor’s Ratings Services, a division of the McGraw-Hill Companies, Inc., and its successors.

“Voting Stock” of a person means all classes of equity securities of such person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

The Change of Control Triggering Event purchase feature of the notes may in certain circumstances make more difficult or discourage a sale or takeover of the Company and, thus, the removal of incumbent management. The Change of Control Triggering Event purchase feature is a result of negotiations between the Company and underwriters. We have no present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. The indenture does not contain any restrictions on our ability to incur additional indebtedness, other than the restrictions on the incurrence of indebtedness secured by liens contained in the covenants described under “—Covenants—Limitation on Liens” and “—Limitation on Sale and Leaseback Transactions.” Such restrictions can only be waived with the consent of the holders of a majority in principal amount of the notes then outstanding. Except for the limitations contained in such covenants, however, the indenture will not contain any covenants or provisions that may afford holders of the notes protection in the event of a highly leveraged transaction.

The Credit Agreement provides that the occurrence of certain change of control events with respect to the Company would constitute a default thereunder. In addition, in the event a Change of Control occurs at a time when we are prohibited, by the terms of any of our indebtedness, from purchasing notes, we may seek the consent of our lenders to the purchase of notes or may attempt to refinance the borrowings that contain such prohibition. If we do not obtain such a consent or repay such borrowings, we would remain prohibited from purchasing notes. In such case, our failure to offer to purchase notes would constitute a default under the indenture, which would, in turn, constitute a default under the Credit Agreement. Future indebtedness that we may incur may contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require the repurchase of such indebtedness upon a Change of Control. Moreover, the exercise by the holders of their right to require us to repurchase their notes could cause a default under such indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on us. Finally, our ability to pay cash to the holders of notes following the occurrence of a Change of Control Triggering Event may be limited by our then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

The definition of “Change of Control” includes a disposition of all or substantially all of the assets of the Company to any person. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the assets of the Company. As a result, it may be unclear as to whether a Change of Control has occurred and whether a holder of notes may require the Company to make an offer to repurchase the notes as described above.

The provisions under the indenture relative to our obligation to make an offer to repurchase the notes as a result of a Change of Control Triggering Event may be waived or modified with the written consent of the holders of a majority in principal amount of the notes.

Covenants

Except as set forth below, neither we nor any of our Subsidiaries will be restricted by the indenture from:

•	incurring any indebtedness or other obligation,

•	paying dividends or making distributions on our or its capital stock, or

•	purchasing or redeeming our or its capital stock.

In addition, we will not be required to maintain any financial ratios or specified levels of net worth or liquidity. Among other things, the indenture will not contain covenants designed to afford holders of the notes any protections in the event of a highly leveraged or other transaction involving us that may adversely affect holders of the notes.

The indenture will contain the following principal covenants:

Limitation on Liens

We will not directly or indirectly incur, and will not permit any of our Subsidiaries to directly or indirectly incur, certain indebtedness for borrowed money secured by a mortgage, security interest, pledge, lien, charge or other similar encumbrance (collectively, “Liens”) upon (a) any properties or assets, including capital stock, of our company or any of our Subsidiaries or (b) any shares of stock or indebtedness of any of our Subsidiaries (whether such property, assets, shares or indebtedness are now existing or owned or hereafter created or acquired), in each case, unless prior to or at the same time, the notes or, in respect of Liens on any property or assets of any Subsidiary Guarantor, its guarantee (together with, at our option, any other indebtedness or guarantees of our company or any of our Subsidiaries ranking equally in right of payment with the notes or such guarantee) are equally and ratably secured with or, at our option, prior to, such secured indebtedness.

The foregoing restriction does not apply to:

(1)	Liens on property, shares of stock or indebtedness of any person existing at the time such person becomes our Subsidiary, provided that such Lien was not incurred in anticipation of such person becoming a Subsidiary,

(2)	Liens on property, shares of stock or indebtedness existing at the time of acquisition by us or any of our Subsidiaries or a Subsidiary of any of our Subsidiaries of such property, shares of stock or indebtedness (which may include property previously leased by us or any of our Subsidiaries and leasehold interests on such property, provided that the lease terminates prior to or upon the acquisition) or Liens on property, shares of stock or indebtedness to secure the payment of all or any part of the purchase price of such property, shares of stock or indebtedness, or Liens on property, shares of stock or indebtedness to secure any indebtedness for borrowed money incurred prior to, at the time of, or within 18 months after, the latest of the acquisition of such property, shares of stock or indebtedness or, in the case of property, the completion of construction, the completion of improvements or the commencement of substantial commercial operation of such property for the purpose of financing all or any part of the purchase price of the property, the construction or the making of the improvements,

(3)	Liens securing indebtedness of any of our Subsidiaries or of us owing to us or any of our Subsidiaries,

(4)	Liens existing on the date of the initial issuance of the notes (other than any additional notes),

(5)	Liens on property or assets of a person existing at the time such person is merged into or consolidated with us or any of our Subsidiaries, at the time such person becomes our Subsidiary, or at the time of a sale, lease or other disposition of all or substantially all of the properties or assets of a person to us or any of our Subsidiaries, provided that such Lien was not incurred in anticipation of the merger, consolidation, or sale, lease, other disposition or other such transaction,

(6)	Liens created in connection with a project financed with, and created to secure, a Nonrecourse Obligation,

(7)	Liens securing the notes (including any additional notes) or the guarantees of the Subsidiary Guarantors under the indenture, or

(8)	any extensions, renewals or replacements of any Lien referred to in clauses (1) through (7) without increase of the principal of the indebtedness secured by such Lien; provided, however, that any Liens permitted by any of clauses (1) through (7) shall not extend to or cover any property of our company or any of our Subsidiaries, as the case may be, other than the property specified in such clauses and improvements to such property.

Notwithstanding the restrictions set forth in the preceding paragraph, we and our Subsidiaries will be permitted to incur indebtedness secured by a Lien which would otherwise be subject to the foregoing restrictions without equally and ratably securing the notes or, in respect of Liens on property or assets of any Subsidiary Guarantors, their guarantees, if any, provided that, after giving effect to such indebtedness, the aggregate amount of all indebtedness secured by Liens (not including Liens permitted under clauses (1) through (8) above), together with all attributable debt outstanding pursuant to the second paragraph of the “—Limitation on Sale and Lease-Back Transactions” covenant described below, does not at the time exceed 10% of our Consolidated Net Assets.

Limitation on Sale and Lease-Back Transactions

We will not directly or indirectly, and will not permit any of our Subsidiaries directly or indirectly to, enter into any sale and lease-back transaction for the sale and leasing back of any property, whether now owned or hereafter acquired, unless:

(1)	such transaction was entered into prior to the date of the initial issuance of the notes,

(2)	such transaction was for the sale and leasing back to us of any property by one of our Subsidiaries,

(3)	such transaction involves a lease for not more than three years (or which may be terminated by us within a period of not more than three years),

(4)	we would be entitled to incur indebtedness secured by a Lien with respect to such sale and lease-back transaction without equally and ratably securing the notes pursuant to the second paragraph of the “—Limitation on Liens” covenant described above, or

(5)	we apply an amount equal to the net proceeds from the sale of such property to the purchase of other property or assets used or useful in our business or to the retirement of long-term indebtedness within 270 days before or after the effective date of any such sale and lease-back transaction; provided that, in lieu of applying such amount to the retirement of long-term indebtedness, we may deliver notes to the Trustee for cancellation, such notes to be credited at the cost thereof to us.

Notwithstanding the restrictions set forth in the preceding paragraph, we and our Subsidiaries may enter into any sale and lease-back transaction which would otherwise be subject to the foregoing restrictions, if after giving effect thereto the aggregate amount of all attributable debt with respect to such transactions, together with all indebtedness outstanding pursuant to the third paragraph of the “—Limitation on Liens” covenant described above, does not at the time exceed 10% of our Consolidated Net Assets.

Merger, Consolidation or Sale of Assets

We and any Subsidiary Guarantor, if any, may, without the consent of the holders of any outstanding notes (including any additional notes), consolidate with or sell, lease or convey all or substantially all of our or its properties or assets to, or merge with or into, any other person, provided that:

(1)	we or, in the case of any Subsidiary Guarantor, such Subsidiary Guarantor is the continuing person or, alternatively, the successor person formed by or resulting from such consolidation or merger, or the person which receives the transfer of such properties or assets, is organized under the laws of any state or other jurisdiction in the United States and expressly assumes our obligations or the obligations of such Subsidiary Guarantor, as the case may be, under the notes or such Subsidiary Guarantor’s guarantee (provided that such person need not assume the obligations of any such Subsidiary Guarantor if such person (A) is already a Subsidiary Guarantor or (B) would not, after giving effect to such transaction, be required to guarantee the notes under the requirements described in “—Guarantees” above),

(2)	immediately after giving effect to such transaction, no event of default and no event which, after notice or the lapse of time, or both, would become such an event of default has occurred and is continuing, and

(3)	an officers’ certificate and legal opinion are delivered to the trustee, each stating that the consolidation, merger, conveyance or transfer complies with clauses (1) and (2) above.

The successor person will succeed to, and be substituted for, us or the Subsidiary Guarantor and may exercise all of our or the Subsidiary Guarantor’s rights and powers under the indenture. We or such Subsidiary Guarantor will be relieved of all obligations and covenants under the notes, the guarantees, if any, and the indenture to the extent we or such Subsidiary Guarantor was the predecessor person, provided that in the case of a lease of all or substantially all of our properties or assets, we will not be released from the obligation to pay the principal of and premium, if any, and interest on the notes.

Notwithstanding any provision to the contrary, this covenant will not apply to any merger or consolidation of a Subsidiary Guarantor into us or any other Subsidiary Guarantor or to any Subsidiary Guarantor upon any termination of the guarantee of that Subsidiary Guarantor in accordance with the indenture.

Events of Default

Each of the following is an “event of default” under the indenture:

(1)	a default in any payment of interest on any note when due, which continues for 30 days,

(2)	a default in the payment of principal of or premium, if any, on any note when due at its stated maturity date, upon optional redemption or otherwise,

(3)	a failure by us or any Subsidiary Guarantor to comply with our or its other agreements contained in the indenture, which continues for 90 days after written notice thereof to us by the trustee or to us and the trustee by the holders of not less than 25% in principal amount of outstanding notes (including any additional notes),

(4)	(a) failure to make any payment at maturity, including any applicable grace period, on any indebtedness of our company or any Subsidiary (other than indebtedness of us or of a

Subsidiary owing to us or any of our Subsidiaries) in an amount in excess of $35,000,000 and continuance of this failure to pay or (b) a default on any indebtedness of our company or any Subsidiary (other than indebtedness owing to us or any of our Subsidiaries), which default results in the acceleration of such indebtedness in an amount in excess of $35,000,000 without such indebtedness having been discharged or the acceleration having been cured, waived, rescinded or annulled, in the case of clause (a) or (b) above, for a period of 30 days after written notice thereof to us by the trustee or to us and the trustee by the holders of not less than 25% in principal amount of outstanding notes (including any additional notes); provided, however, that if any failure, default or acceleration referred to in clause (a) or (b) above ceases or is cured, waived, rescinded or annulled, then the event of default will be deemed cured,

(5)	the guarantees of any Subsidiary Guarantor guaranteeing the notes cease to be in full force and effect or such Subsidiary Guarantor denies or disaffirms in writing its obligations under the indenture or its guarantees, in each case, other than any such cessation, denial or disaffirmation in connection with a termination of its guarantees provided for in the indenture, and

(6)	various events in bankruptcy, insolvency or reorganization involving us or any Subsidiary Guarantor guaranteeing the notes.

The foregoing will constitute an event of default whatever the reason for any such event of default and whether it is voluntary or involuntary or is effected by operation of any law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

If an event of default occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes (including any additional notes) by notice to us may declare the principal of, and premium, if any, and accrued and unpaid interest on, all notes to be due and payable. Upon this declaration, principal and premium, if any, and interest will be immediately due and payable. If an event of default relating to certain events of bankruptcy, insolvency or reorganization of us or any Subsidiary Guarantor occurs and is continuing, the principal of and premium, if any, and accrued interest on all notes (including any additional notes) will become immediately due and payable without any declaration or other act on the part of the trustee or any holders. Under some circumstances, the holders of a majority in aggregate principal amount of the outstanding notes (including any additional notes) may rescind any acceleration with respect to the notes and its consequences.

If an event of default occurs and is continuing, the trustee, in conformity with its duties under the indenture, will exercise all rights or powers under the indenture at the request or direction of any of the holders, provided that the holders provide the trustee with indemnity or security satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no holder of notes may pursue any remedy with respect to the indenture or the notes unless:

(1)	the holder previously notified the trustee that an event of default is continuing,

(2)	holders of at least 25% in aggregate principal amount of the outstanding notes (including any additional notes) requested the trustee to pursue the remedy,

(3)	the requesting holders offered the trustee security or indemnity satisfactory to it against any loss, liability or expense,

(4)	the trustee has not complied with the holder’s request within 60 days after the receipt of the request and the offer of security or indemnity, and

(5)	the holders of a majority in principal amount of the outstanding notes (including any additional notes) have not given the trustee a direction inconsistent with the request within the 60-day period.

Generally, the holders of a majority in principal amount of the outstanding notes (including any additional notes) will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee. The trustee may, however, refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder or that would involve the trustee in personal liability.

If a default occurs and is continuing and is known to the trustee, the trustee must mail to each holder notice of the default within 90 days after it is known to the trustee. Except in the case of a default in the payment of principal or premium, if any, or interest on any note, the trustee may withhold notice if the trustee determines in good faith that withholding notice is not opposed to the interests of the holders.

We will also be required to deliver to the trustee, within 120 days after the end of each fiscal year, an officers’ certificate indicating whether the signers of the certificate know of any default that occurred during the previous year. In addition, we will be required to notify the trustee within 30 days of any event which would constitute various defaults, their status and what action we are taking or propose to take in respect of these defaults.

Definitions

The indenture contains the following defined terms:

“attributable debt” means, with respect to any sale and lease-back transaction, at the time of determination, the lesser of (1) the sale price of the property so leased multiplied by a fraction the numerator of which is the remaining portion of the base term of the lease included in such transaction and the denominator of which is the base term of such lease, and (2) the total obligation (discounted to present value at the implicit interest factor, determined in accordance with GAAP, included in the rental payments) of the lessee for rental payments (other than amounts required to be paid on account of property taxes as well as maintenance, repairs, insurance, water rates and other items which do not constitute payments for property rights) during the remaining portion of the base term of the lease included in such transaction.

“Consolidated Net Assets” means, as of the time of determination, the aggregate amount of our assets and the assets of our consolidated Subsidiaries after deducting all current liabilities other than (1) short-term borrowings, (2) current maturities of long-term debt and (3) current maturities of obligations under capital leases, as reflected on our most recent consolidated balance sheet prepared in accordance with GAAP at the end of the most recently completed fiscal quarter or fiscal year, as applicable.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ability to exercise voting power, by contract or otherwise. A person shall be deemed to Control another person if such person (1) is an officer or director of the other person or (2) directly or indirectly owns or controls 10% or more of the other person’s capital stock. The terms “Controlling” and “Controlled” have meanings correlative thereto.

“Domestic Subsidiary” means a Subsidiary other than a Foreign Subsidiary.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Foreign Subsidiary” means (1) any Subsidiary that is not (a) formed under the laws of the United States of America or a state or territory thereof or (b) treated as a domestic entity or a partnership or a division of a domestic entity for U.S. tax purposes or (2) any Subsidiary that is (a) a domestic partnership or disregarded entity for U.S. tax purposes and (b) owned by a Subsidiary described in (1).

“GAAP” means generally accepted accounting principles in the United States of America in effect from time to time.

“guarantee” means any obligation, contingent or otherwise, of any person directly or indirectly guaranteeing any indebtedness of any other person and any obligation, direct or indirect, contingent or otherwise, of such person (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such indebtedness of such other person (whether arising by virtue of partnership arrangements, or by agreement to keep well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise) or (2) entered into for purposes of assuring in any other manner the obligee of such indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term “guarantee” will not include endorsements for collection or deposit in the ordinary course of business. The term “guarantee,” when used as a verb, has a correlative meaning.

“holder” means the person in whose name a note is registered on the security register books.

“incur” means issue, assume, guarantee or otherwise become liable for.

“indebtedness” means, with respect to any person, obligations (other than Nonrecourse Obligations) of such person for borrowed money (including, without limitation, indebtedness for borrowed money evidenced by notes, bonds, debentures or similar instruments).

“Nonrecourse Obligation” means indebtedness or other obligations substantially related to (1) the acquisition of assets not previously owned by us, any Subsidiary Guarantor or any of our other direct or indirect Subsidiaries or (2) the financing of a project involving the development or expansion of properties of our company, any Subsidiary Guarantor or any of our other direct or indirect Subsidiaries, as to which the obligee with respect to such indebtedness or obligation has no recourse to us, any Subsidiary Guarantor or any of our other direct or indirect Subsidiaries or any of our Subsidiary Guarantor’s or such Subsidiary’s assets other than the assets which were acquired with the proceeds of such transaction or the project financed with the proceeds of such transaction (and the proceeds thereof).

“person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Subsidiary” means, with respect to any person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of that date, as well as any other corporation, limited liability company, partnership, association or other entity (1) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of that date, owned, controlled or held or (2) that is, as of that date, otherwise Controlled (within the meaning of the first sentence of the definition of “Control”) by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

Modification and Waivers

Modification and amendments of the indenture and the notes may be made by the Company, the Subsidiary Guarantors and the trustee with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding notes affected thereby; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding note affected thereby:

•	change the stated maturity of the principal of, or installment of interest on, any note,

•	reduce the principal amount of, or the rate of interest on, any notes,

•	reduce any premium, if any, payable on the redemption of any note or change the date on which any note may or must be redeemed or repaid (for the avoidance of doubt, the definitions set forth above under “—Change of Control” may be amended or modified at any time prior to the occurrence of a Change of Control with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding notes affected thereby),

•	change the coin or currency in which the principal of, premium, if any, or interest on any note is payable,

•	release the guarantees of any Subsidiary Guarantor (except as otherwise provided in the indenture) or make any changes to such guarantees in a manner adverse to the holders,

•	impair the right of any holder to institute suit for the enforcement of any payment on or after the stated maturity of any note,

•	reduce the percentage in principal amount of the outstanding notes, the consent of whose holders is required in order to take certain actions,

•	reduce the requirements for quorum or voting by holders of notes in the indenture or the notes,

•	modify any of the provisions in the indenture regarding the waiver of past defaults and the waiver of certain covenants by the holders of notes except to increase any percentage vote required or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each note affected thereby, or

•	modify any of the above provisions.

The Company, the Subsidiary Guarantors and the trustee may, without the consent of any holders, modify or amend the terms of the indenture and the notes with respect to the following:

•	to cure any ambiguity, omission, defect or inconsistency,

•	to evidence the succession of another person to the Company or any Subsidiary Guarantor and the assumption by any such successor of the obligations of the Company or such Subsidiary Guarantor, as described above under “Covenants—Merger, Consolidation or Sale of Assets,”

•	to add any additional events of default,

•	to add to our covenants for the benefit of holders of the notes or to surrender any right or power conferred upon us,

•	to add one or more guarantees for the benefit of holders of the notes,

•	to evidence the release of any Subsidiary Guarantor from its guarantee of the notes pursuant to the terms of the indenture,

•	to add collateral security with respect to the notes,

•	to add or appoint a successor or separate trustee or other agent,

•	to provide for the issuance of any additional notes,

•	to comply with any requirement in connection with the qualification of the indenture under the Trust Indenture Act of 1939, as amended,

•	to comply with the rules of any applicable securities depository,

•	to provide for uncertificated notes in addition to or in place of certificated notes,

•	to conform the text of the indenture, the notes or any guarantees to any provision of this Description of Notes to the extent that such provision in this Description of Notes was intended to set forth, verbatim or in substance, a provision of the indenture, the notes or the guarantees, and

•	to make any change if the change does not adversely affect the interests of any holder of notes.

The holders of at least a majority in aggregate principal amount of the notes may, on behalf of the holders of all notes, waive compliance by the Company with certain restrictive provisions of the indenture. The holders of no less than a majority in aggregate principal amount of the outstanding notes may, on behalf of the holders of all notes, waive any past default and its consequences under the indenture with respect to the notes, except a default (1) in the payment of principal or premium, if any, or interest on notes or (2) in respect of a covenant or provision of the indenture that cannot be modified or amended without the consent of the holder of each note. Upon any such waiver, such default shall cease to exist, and any event of default arising therefrom shall be deemed to have been cured, for every purpose of the indenture; but no such waiver shall extend to any subsequent or other default or event of default or impair any rights consequent thereon.

Satisfaction and Discharge

We may discharge our obligations under the indenture while notes remain outstanding if the notes either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by depositing with the trustee, in trust, funds in U.S. dollars in an amount sufficient to pay the entire indebtedness including the principal and premium, if any, and interest to the date of such deposit (if the notes have become due and payable) or to the maturity thereof or the date of redemption of the notes, as the case may be and paying all other amounts payable under the indenture.

Defeasance and Covenant Defeasance

The indenture will provide that we may elect either (1) to defease and be discharged from any and all obligations with respect to the notes (except for, among other things, certain obligations to register the transfer or exchange of the notes, to replace temporary or mutilated, destroyed, lost or stolen notes, to maintain an office or agency with respect to the notes and to hold moneys for payment in trust) (“legal defeasance”) or (2) to be released from our obligations to comply with the restrictive covenants under the indenture, and any omission to comply with such obligations will not constitute a default or an event of default with respect to the notes and clauses (3), (4) and (5) under “—Events of Default” will no longer be applied (“covenant defeasance”). Legal defeasance or covenant defeasance, as the case may be, will be conditioned upon, among other things, the irrevocable deposit by us with the trustee, in trust, of an amount in U.S. dollars, or U.S. government obligations, or both, applicable to the notes which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal or premium, if any, and interest on the notes on the scheduled due dates therefor.

If we effect legal defeasance or covenant defeasance with respect to the notes, the Subsidiary Guarantors shall automatically be released from their guarantee obligations under the indenture.

If we effect covenant defeasance with respect to the notes and the notes are declared due and payable because of the occurrence of any event of default other than under clauses (3) and (4) of “—Events of Default,” the amount in U.S. dollars, or U.S. government obligations, or both, on deposit with the trustee will be sufficient, in the opinion of a nationally recognized firm of independent accountants, to pay amounts due on the notes at the time of the stated maturity but may not be sufficient to pay amounts due on the notes at the time of the acceleration resulting from such event of default. However, we would remain liable to make payment of such amounts due at the time of acceleration.

To effect legal defeasance or covenant defeasance, we will be required to deliver to the trustee an opinion of counsel that the deposit and related defeasance will not cause the holders and beneficial owners of the notes to recognize income, gain or loss for federal income tax purposes. If we elect legal defeasance, that opinion of counsel must be based upon a ruling from the U.S. Internal Revenue Service or a change in law to that effect.

We may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option.

Same-Day Settlement and Payment

The notes will trade in the same-day funds settlement system of The Depository Trust Company (DTC) until maturity or until we issue the notes in certificated form. DTC will therefore require secondary market trading activity in the notes to settle in immediately available funds. We can give no assurance as to the effect, if any, of settlement in immediately available funds on trading activity in the notes.

Governing Law

The indenture and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

Regarding the Trustee

The Bank of New York Mellon Trust Company, N.A. is the trustee under the indenture and has also been appointed by the Company to act as registrar, transfer agent and paying agent for the notes. From time to time, the trustee and its affiliates perform various other services for the Company and its affiliates. The indenture contains limitations on the rights of the trustee, if it becomes a creditor of our company or any Subsidiary Guarantor, to obtain payment of claims in some cases, or to realize on property received in respect of any of these claims as security or otherwise. The trustee is permitted to engage in other transactions. However, if the trustee acquires any conflicting interest, it must either eliminate its conflict within 90 days, apply to the SEC for permission to continue or resign.

Book-Entry, Delivery and Form

The notes will be initially issued in the form of one or more global notes (collectively, the “Global notes”) registered in the name of DTC or its nominee.

Upon the issuance of a Global note, DTC or its nominee will credit the accounts of persons holding through it with the respective principal amounts of the notes represented by such Global note purchased by such persons in this offering. Such accounts shall be designated by the underwriters. Ownership of beneficial interests in a Global note will be limited to persons that have accounts with DTC (“participants”) or persons that may hold interests through participants. Ownership of beneficial interests in a Global note will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by DTC (with respect to participants’ interests) and such participants (with respect to the owners of beneficial interests in such Global note other than participants). The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global note.

Payment of principal of and interest on notes represented by a Global note will be made in immediately available funds to DTC or its nominee, as the case may be, as the sole registered owner and the sole holder of the notes represented thereby for all purposes under the indenture governing the notes. The Company has been advised by DTC that upon receipt of any payment of principal of or interest on any Global note, DTC will immediately credit, on its book-entry registration and transfer system, the accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal or face amount of such Global note as shown on the records of DTC. Payments by participants to owners of beneficial interests in a Global note held through such participants will be governed by standing instructions and customary practices as is now the case with securities held for customer accounts registered in “street name” and will be the sole responsibility of such participants.

A Global note may not be transferred except as a whole by DTC or a nominee of DTC to a nominee of DTC or to DTC. A Global note is exchangeable for certificated notes only if:

(a)	DTC notifies the Company that it is unwilling or unable to continue as depositary for such Global notes or DTC ceases to be a clearing agency registered under the Exchange Act or other applicable statute or regulation, and the Company notifies the trustee that it is unable to locate a qualified successor Depositary;

(b)	the Company executes and delivers to the trustee an order that such Global note shall be exchangeable; or

(c)	there shall have occurred and be continuing an Event of Default with respect to the notes represented by such Global note.

Any Global note that is exchangeable for certificated notes pursuant to the preceding sentence will be exchanged for certificated notes in authorized denominations and registered in such names as DTC or any successor depositary holding such Global note may direct. Subject to the foregoing, a Global note is not exchangeable, except for a Global note of like denomination to be registered in the name of DTC or any successor depositary or its nominee. In the event that a Global note becomes exchangeable for certificated notes,

(a)	certificated notes will be issued only in fully registered form in denominations of $2,000 and integral multiples of $1,000 in excess thereof;

(b)	payment of principal of, and premium, if any, and interest on, the certificated notes will be payable, and the transfer of the certificated notes will be registrable, at the office or agency of the Company maintained for such purposes; and

(c)	no service charge will be made for any registration of transfer or exchange of the certificated notes, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith.

So long as DTC or any successor depositary for a Global note, or any nominee, is the registered owner of such Global note, DTC or such successor depositary or nominee, as the case may be, will be considered the sole holder of the notes represented by such Global note for all purposes under the indenture and the notes. Except as set forth above, owners of beneficial interests in a Global note will not be entitled to have the notes represented by such Global note registered in their names, will not receive or be entitled to receive physical delivery of certificated notes in definitive form and will not be considered to be the holders of any notes under such Global note. Accordingly, each person owning a beneficial interest in a Global note must rely on the procedures of DTC or any successor depositary, and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the indenture governing the notes. The Company understands that under existing industry practices, in the event that the Company requests any action of holders or that an owner of a beneficial interest in a Global note desires to give or take any action which a holder is entitled to give or take under the indenture governing the notes, DTC or any successor depositary would authorize the participants holding the relevant beneficial interest to give or take such action and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

DTC has advised the Company that DTC is a limited-purpose trust company organized under the Banking Law of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the Exchange Act. DTC was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers (which may include the underwriters), banks, trust companies, clearing corporations and certain other organizations some of whom (or their representatives) own DTC. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies, that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in Global notes among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of the Company, the trustee or the underwriters will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Euroclear and Clearstream

If the depositary for a Global note is DTC, you may hold interests in the Global note through Clearstream Banking, société anonyme, which we refer to as “Clearstream,” or Euroclear Bank S.A./ N.V., as operator of the Euroclear System, which we refer to as “Euroclear,” in each case, as a participant in DTC. Euroclear and Clearstream will hold interests, in each case, on behalf of their participants through customers’ securities accounts in the names of Euroclear and Clearstream on the books of their respective depositaries, which in turn will hold such interests in customers’ securities in the depositaries’ names on DTC’s books.

Payments, deliveries, transfers, exchanges, notices and other matters relating to the notes made through Euroclear or Clearstream must comply with the rules and procedures of those systems. Those systems could change their rules and procedures at any time. We have no control over those systems or their participants, and we take no responsibility for their activities. Transactions between participants in Euroclear or Clearstream, on one hand, and other participants in DTC, on the other hand, would also be subject to DTC’s rules and procedures.

Investors will be able to make and receive through Euroclear and Clearstream payments, deliveries, transfers, exchanges, notices and other transactions involving any securities held through those systems only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

In addition, because of time-zone differences, U.S. investors who hold their interests in the notes through these systems and wish on a particular day to transfer their interests, or to receive or make a payment or delivery or exercise any other right with respect to their interests, may find that the transaction will not be effected until the next business day in Luxembourg or Brussels, as applicable. Thus, investors who wish to exercise rights that expire on a particular day may need to act before the expiration date. In addition, investors who hold their interests through both DTC and Euroclear or Clearstream may need to make special arrangements to finance any purchase or sales of their interests between the U.S. and European clearing systems, and those transactions may settle later than transactions within one clearing system.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a general discussion of certain U.S. federal income tax considerations that may be relevant to U.S. Holders and Non-U.S. Holders (each as defined below) with respect to the purchase, ownership and disposition of the notes acquired in this offering, but does not purport to be a complete analysis of all the potential tax considerations. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations promulgated thereunder, and administrative rulings of the Internal Revenue Service (“IRS”) and judicial decisions, each as in effect as of the date hereof. These authorities are subject to differing interpretations and change, possibly on a retroactive basis, and any such change could affect the accuracy of the statements and conclusions set forth herein.

This discussion applies only to beneficial owners that purchase notes in the initial offering at their original issue price (i.e., the first price at which a substantial amount of the notes is sold to purchasers (other than bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) for cash) and hold notes as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be important to particular investors in light of their individual circumstances or the U.S. federal income tax consequences applicable to holders that are subject to special rules under the U.S. federal income tax laws (including, for example, banks and other financial institutions, insurance companies, tax-exempt organizations, holders of notes that are pass-through entities or the investors in such pass-through entities, dealers in securities or foreign currency, regulated investment companies, real estate investment trusts, U.S. Holders (as defined below) whose “functional currency” is not the U.S. dollar, traders in securities that elect a mark-to-market method of accounting, holders liable for the alternative minimum tax, “controlled foreign corporations”, “passive foreign investment companies”, certain former citizens or former long-term residents of the United States, and persons holding notes as part of a hedge, straddle, constructive sale, conversion transaction or other integrated transaction or risk reduction transaction. This discussion does not address the tax consequences of the ownership and disposition of the notes arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, and does not address any non-income tax considerations or any foreign, state or local tax consequences.

As used herein, a “U.S. Holder” means a beneficial owner of a Note that is, for U.S. federal income tax purposes (a) an individual who is a citizen or resident of the United States, (b) a corporation (or other entity classified as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state within the United States, or the District of Columbia, (c) an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of source, or (d) a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) the trust validly elected to be treated as a U.S. person under applicable Treasury regulations. As used herein, a “Non-U.S. Holder” is a beneficial owner of notes, other than an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes, that is not a U.S. Holder.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds notes, the tax treatment of a partner of such partnership will generally depend upon the status of the partner and the activities of the partnership. Holders of notes that are partnerships or partners in such partnerships should consult their own tax advisors regarding the tax consequences to them of the purchase, ownership and disposition of notes.

THIS SUMMARY IS FOR GENERAL INFORMATION ONLY AND IS NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL TAX CONSEQUENCES RELATING TO THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES. PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE PARTICULAR UNITED STATES FEDERAL INCOME TAX AND OTHER FEDERAL TAX CONSEQUENCES TO THEM OF PURCHASING, OWNING AND DISPOSING OF THE NOTES, AS WELL AS THE APPLICATION OF STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.

The terms of the notes provide for payments by us in excess of stated interest or principal, or prior to their scheduled payment dates, under certain circumstances. The possibility of such payments may implicate special rules under Treasury regulations governing “contingent payment debt instruments.” According to those Treasury regulations, the possibility that certain payments in excess of stated interest or principal, or prior to their scheduled payment dates, will be made will not affect the amount of income a holder recognizes in advance of the payment of such excess or accelerated amounts, if there is only a remote chance as of the date the notes were issued that such payments will be made. We intend to take the position that the likelihood that such excess or accelerated amounts is remote within the meaning of the Treasury regulations. The remainder of this discussion assumes that this position will be respected. Our position that these contingencies are remote is binding on a holder unless such holder discloses its contrary position to the IRS in the manner required by applicable Treasury regulations. Our position is not, however, binding on the IRS, and if the IRS were to challenge this position successfully, a holder might be required to, among other things, accrue interest income based on a projected payment schedule and comparable yield, which may be in excess of stated interest and treat as ordinary income rather than capital gain any income realized on the taxable disposition of a Note. In the event a contingency described above occurs, it would affect the amount, timing and character of the income or loss recognized by a holder.

U.S. Holders

Payments of Interest

Payments of stated interest on a Note will generally be taxable to U.S. Holders as ordinary interest income at the time such interest payments are accrued or received, depending on such U.S. Holder’s regular method of accounting for U.S. federal income tax purposes. It is anticipated, and this discussion assumes, that the issue price of the notes will be equal to the stated principal amount or if the issue price is less than the stated principal amount, the difference will be a de minimis amount (as set forth in the applicable Treasury regulations).

Sale or Other Taxable Disposition of the Notes

Upon the sale, exchange, redemption or other taxable disposition of a Note, a U.S. Holder generally will recognize gain or loss equal to the difference, if any, between (i) the sum of all cash plus the fair market value of all other property received on such disposition (other than amounts properly attributable to accrued and unpaid interest, which, to the extent not previously included in income, will be treated as ordinary interest income), and (ii) such U.S. Holder’s adjusted tax basis in the Note. A U.S. Holder’s adjusted tax basis in the Note will generally equal the amount such U.S. Holder paid for the Note. Any gain or loss recognized on the sale or other taxable disposition of a Note generally will be capital gain or loss, and will be long-term capital gain or loss if, at the time of the sale or other taxable disposition, the U.S. Holder held the Note for a period of more than one year. Long-term capital gains recognized by certain non-corporate U.S. Holders, including individuals, will generally be subject to a reduced tax rate. The deductibility of capital losses is subject to limitations.

Backup Withholding and Information Reporting

Information reporting generally will apply to payments of principal and interest on the notes and payments of the proceeds from a sale or other disposition of the notes. U.S. federal backup withholding (currently at a rate of 28%) generally will apply to such payments if the U.S. Holder fails to provide a properly completed and executed IRS Form W-9 to the applicable withholding agent providing such U.S. Holder’s correct taxpayer identification number and complying with certain certification requirements, or otherwise establish an exemption from backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or allowed as a credit against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS in a timely manner. U.S. Holders should consult their own tax advisors regarding their qualification for an exemption from backup withholding, and the procedures for establishing such exemption, if applicable.

Non-U.S. Holders

Payments of Interest

Subject to the discussion below regarding effectively connected income and backup withholding, payments of interest on the notes to a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax under the “portfolio interest exemption”, provided that:

•	the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our voting stock;

•	the Non-U.S. Holder is not a “controlled foreign corporation” with respect to which we are a “related person” within the meaning of the Code; and

•	the Non-U.S. Holder is not a bank receiving the interest pursuant to a loan agreement entered into in the ordinary course of its trade or business.

In addition, for this portfolio interest exemption from U.S. federal withholding tax to apply, a Non-U.S. Holder must provide the applicable withholding agent with a properly completed and executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or other appropriate documentation, as provided for in Treasury regulations, certifying that it is not a U.S. person. If the Non-U.S. Holder holds the notes through a financial institution or other agent acting on its behalf, such holder will be required to provide appropriate documentation to the agent. Such holder’s agent will then be required to provide such documentation to the applicable withholding agent.

Payments of interest made to a Non-U.S. Holder that do not satisfy the conditions described above and that are not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States will generally be subject to U.S. withholding tax at a rate of 30%, unless such Non-U.S. Holder is entitled to the benefits of an income tax treaty under which interest on the notes is exempt from or subject to a reduced rate of U.S. federal withholding tax, and a properly completed and executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, claiming the exemption from or reduction in withholding is furnished to the applicable withholding agent and any other applicable procedures are complied with. Non-U.S. Holders should consult their own tax advisors regarding their entitlement to benefits under an applicable income tax treaty and the requirements for claiming any such benefits.

Sale or Other Taxable Disposition of the Notes

Subject to the discussion below regarding backup withholding, generally, any gain realized on the sale, exchange, redemption or other taxable disposition of a Note (other than amounts properly attributable to accrued and unpaid interest, to the extent not previously included in income, which generally will be treated as described under “—Non-U.S. Holders—Payments of Interest” or “—Non-U.S. Holders—Effectively Connected Income”) will be exempt from U.S. federal income and withholding tax, unless:

•	the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States, and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States; or

•	such Non-U.S. Holder is an individual who is present in the United States for a period of 183 days or more during the taxable year of the disposition and certain other conditions are met.

See the discussion below under “—Non-U.S. Holders—Effectively Connected Income” if the gain derived from the disposition is described in the first bullet point above. If the Non-U.S. Holder is an individual described in the second bullet point above, the Non-U.S. Holder will be subject to U.S. federal income tax on the gain derived from the disposition at a 30% rate (or such lower rate as may be prescribed under an applicable income tax treaty), which gain may be offset by certain U.S.-source capital losses, if any, of the Non-U.S. Holder.

Effectively Connected Income

If interest or gain recognized on a Note is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States, and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States, then such interest or gain will be exempt from the U.S. federal withholding tax discussed above if the Non-U.S. Holder provides the applicable withholding agent with a properly completed and executed IRS Form W-8ECI, but such interest or gain generally will be subject to U.S. federal income tax on a net basis at regular graduated U.S. federal income tax rates. In addition to regular U.S. federal income tax, a Non-U.S. Holder that is a corporation may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits, as adjusted for certain items, unless such Non-U.S. Holder qualifies for a lower rate under an applicable income tax treaty.

Backup Withholding and Information Reporting

Generally, we must report annually to the IRS and to each Non-U.S. Holder the amount of interest paid to such Non-U.S. Holder and the amount of tax, if any, withheld with respect to such payments. This information may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides or is established pursuant to the provisions of a specific treaty or agreement with those tax authorities.

Payments of interest and proceeds of a sale or other disposition of the notes to a Non-U.S. Holder may be subject to U.S. federal backup withholding unless such Non-U.S. Holder provides the certification described above under either “—Non-U.S. Holders—Payments of Interest” or “—Non-U.S. Holders—Effectively Connected Income” or otherwise establishes an exemption from backup withholding. Backup withholding is not an additional tax and may be refunded or allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability (if any), provided that the required information is furnished to the IRS in a timely manner.

FATCA

Under legislation enacted in 2010, referred to as FATCA, withholding tax at a rate of 30% generally applies to U.S.-source interest and, beginning after December 31, 2016, to gross proceeds from a disposition (including a sale or redemption), in each case, if paid to (i) “foreign financial institutions” (as defined for this purpose) unless such institutions are located in a jurisdiction that has entered into an intergovernmental agreement with the United States, or unless the institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities information regarding U.S. account holders of such institution (which would include certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or meets other exemptions or (ii) a foreign entity that is not a financial institution, unless such entity provides the withholding agent with a certification identifying the substantial U.S. owners of the entity (as defined for this purpose) or meets other exemptions. If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution may under certain circumstances be eligible for a refund or credit of any amounts withheld by filing a U.S. federal income tax return (which may entail significant administrative burden). Prospective investors should consult their tax advisers regarding the effects of FATCA on their investment in the notes.

UNDERWRITING

J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as representatives of the several underwriters named below. Subject to the terms and conditions set forth in the underwriting agreement among us, the Subsidiary Guarantors and the underwriters, the underwriters named below have agreed to purchase from us, severally and not jointly, the principal amounts of notes set forth opposite the underwriter’s name:

Underwriter	Principal Amount of Notes
J.P. Morgan Securities LLC	$112,500,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	112,500,000
BNP Paribas Securities Corp.	75,000,000
RBC Capital Markets, LLC	75,000,000
RBS Securities Inc.	75,000,000
HSBC Securities (USA) Inc.	12,500,000
Mitsubishi UFJ Securities (USA), Inc.	12,500,000
SMBC Nikko Securities America, Inc.	12,500,000
Barclays Capital Inc.	6,250,000
U.S. Bancorp Investments, Inc.	6,250,000

Total	$500,000,000

The underwriting agreement provides that the obligations of the underwriters are subject to certain conditions precedent. The underwriting agreement provides that the underwriters will purchase all of the notes if any of them are purchased. The underwriters may offer and sell notes through their affiliates.

We have been advised by the underwriters that the underwriters propose to offer the notes to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at such price less a concession not in excess of 0.400% of the principal amount of the notes. The underwriters may allow, and such dealers may reallow, a concession not in excess of 0.250% of the principal amount of the notes to certain other dealers. After commencement of the offering, the offering price and other selling terms may be changed by the underwriters.

The notes will constitute a new series of securities with no established trading market. The notes are not listed on any securities exchange or included in any quotation system. The underwriters have advised us that they currently intend to make a market in the notes. However, the underwriters are not obligated to do so and may discontinue any market-making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes.

We estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $1.1 million. The underwriters have agreed to reimburse us for $625,000 in expenses incurred by us in connection with this offering.

We have agreed to indemnify the several underwriters and certain controlling persons against, or contribute to payments that the underwriters may be required to make in respect of, certain liabilities, including liabilities under the Securities Act.

The underwriters have advised us that, pursuant to Regulation M under the Exchange Act, certain persons participating in the offering may engage in transactions, including overallotment, stabilizing bids, syndicate covering transactions or the imposition of penalty bids, which may have the effect of stabilizing or maintaining the market price of the notes at a level above that which might otherwise prevail in the open market. Overallotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. A stabilizing bid is a bid for the purchase of notes on behalf of the underwriters for the purpose of fixing or maintaining the price of the notes. A syndicate covering transaction is the bid for or the purchase of notes on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with the offering.

A penalty bid is an arrangement permitting the underwriters to reclaim the selling concession otherwise accruing to a syndicate member in connection with the offering if the notes originally sold by such syndicate member are purchased in a syndicate covering transaction and therefore have not been effectively placed by such syndicate member. The underwriters are not obligated to engage in these activities and, if commenced, any of the activities may be discontinued at any time without notice.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. Certain of the underwriters or their respective affiliates from time to time have provided in the past and may provide in the future investment banking, commercial lending and financial advisory services to us and our affiliates in the ordinary course of business. Affiliates of certain of the underwriters are lenders and agents under our Revolving Credit Facility.

In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the Issuer. If any of the underwriters or their affiliates have a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

Notice to Prospective Investors in the European Economic Area

In relation to each member state of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of securities which are the subject of the offering contemplated by this prospectus supplement to the public in that Relevant Member State other than:

(A) to any legal entity which is a “qualified investor” as defined in the Prospectus Directive;

(B) to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant underwriter or underwriters nominated by Crown Castle for any such offer; or

(C) in any other circumstances falling within Article 3(2) of the Prospectus Directive;

provided that no such offer of securities shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or of a supplement to a prospectus pursuant to Article 16 of the Prospectus Directive.

For purpose of this provision, the expression “an offer to the public” in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer of the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State; and the expression “Prospectus Directive” means Directive 2003/71/EC (including amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State; and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

In addition, each underwriter has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of the securities in circumstances in which Section 21(1) of the FSMA does not apply to such underwriter or us; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the securities in, from or otherwise involving the United Kingdom.

Notice to Prospective Investors in Hong Kong

The notes have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the notes has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in Japan

The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Notice to Prospective Investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA except:

(a) to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(b) where no consideration is or will be given for the transfer;

(c) where the transfer is by operation of law;

(d) as specified in Section 276(7) of the SFA; or

(e) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

LEGAL MATTERS

Wachtell, Lipton, Rosen & Katz, New York, New York, will pass upon the validity of the notes and the guarantees for us and certain of the Subsidiary Guarantors as to matters of U.S. federal and New York State law. Holland & Hart LLP, Jones Day, Perkins Coie LLP and Morris, Nichols, Arsht & Tunnell LLP will pass upon certain matters of state law for us in connection with the notes and the guarantees. The underwriters have been represented by Cravath, Swaine & Moore LLP, New York, New York.

EXPERTS

The consolidated financial statements of Expedia, Inc. included in Expedia, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2013, and the effectiveness of Expedia, Inc.’s internal control over financial reporting as of December 31, 2013, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

PROSPECTUS

Debt Securities

And Certain Subsidiaries

Guarantees of Debt Securities

This prospectus relates to the sale of one or more series of debt securities of Expedia, Inc. (“Expedia,” “we,” “us” or the “Company”) from time to time, on terms and at prices determined at the time the debt securities are offered for sale. Certain of our subsidiaries may fully and unconditionally guarantee any debt securities that we may issue. The terms and prices will be described in more detail in one or more supplements to this prospectus. Before investing, you should carefully read this prospectus and any related prospectus supplement or free writing prospectus. Prospectus supplements or free writing prospectuses may also add, update, or change information contained in this prospectus.

We may offer and sell these securities to or through agents, underwriters, dealers, or directly to purchasers. The names of any agents, underwriters, or dealers and the terms of the arrangements with such entities will be stated in the applicable prospectus supplement.

Investing in our securities involves risks. See “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, in our subsequent periodic filings with the Securities and Exchange Commission incorporated by reference in this prospectus and in the applicable prospectus supplement or any related free writing prospectuses that we have authorized for use in connection with a specific offering.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated August 8, 2014.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Using this process, we may offer and sell debt securities in one or more offerings from time to time. Certain of our subsidiaries may fully and unconditionally guarantee any debt securities that we may issue.

We have not authorized anyone to give any information or to make any representations concerning the debt securities we may offer except those which are in this prospectus, any prospectus supplement that is delivered with this prospectus, any related free writing prospectus that we authorize, or any documents incorporated by reference into this prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information or representations that others may give or make to you. This prospectus is not an offer to sell or a solicitation of an offer to buy any securities other than the debt securities that are referred to in the prospectus supplement. This prospectus is not an offer to sell or a solicitation of an offer to buy debt securities in any circumstances in which the offer or solicitation is unlawful. You should not interpret the delivery of this prospectus, or any offer or sale of debt securities, as an indication that there has been no change in our affairs since the date of this prospectus.

This prospectus provides you with a general description of the debt securities we may offer. Each time we sell debt securities, we will provide a prospectus supplement or free writing prospectus that will contain specific information about the terms of that offering and the securities being offered at that time. The prospectus supplement or free writing prospectus also may add, update or change information contained in this prospectus, and any statement in this prospectus will be modified or superseded by any inconsistent statement in a prospectus supplement or free writing prospectus. You should read both this prospectus and any prospectus supplement or free writing prospectus together with the additional information described under the headings “Where You Can Find More Information” and “Information Incorporated by Reference.”

You should not assume that the information in this prospectus or any applicable prospectus supplement or any related free writing prospectus is accurate as of any date other than the date on the cover of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date.

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FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement and the documents incorporated by reference, including the sections entitled “Prospectus Summary” and “Risk Factors,” contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect the views of our management regarding current expectations and projections about future events and are based on currently available information. Actual results could differ materially from those contained in these forward-looking statements for a variety of reasons, including, but not limited to, those discussed in our Annual Report on Form 10-K for the year ended December 31, 2013, Part I, Item 1A, “Risk Factors,” as well as those discussed elsewhere in this prospectus or any prospectus supplement. Other unknown or unpredictable factors also could have a material adverse effect on our business, financial condition and results of operations. Accordingly, readers should not place undue reliance on these forward-looking statements. The use of words such as “anticipates,” “estimates,” “expects,” “intends,” “plans” and “believes,” among others, generally identify forward-looking statements; however, these words are not the exclusive means of identifying such statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. These forward-looking statements are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. We are not under any obligation and do not intend to publicly update or review any of these forward-looking statements, whether as a result of new information, future events or otherwise, even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized. Please carefully review and consider the various disclosures made in this prospectus or any prospectus supplement and in our reports filed with the SEC that attempt to advise interested parties of the risks and factors that may affect our business, prospects and results of operations.

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PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all the information that you should consider before investing in our debt securities. You should read the following summary together with the more detailed information regarding our company, the securities being registered hereby and our financial statements and notes thereto incorporated by reference in this prospectus.

Expedia, Inc.

Overview

Expedia, Inc. is an online travel company, empowering business and leisure travelers with the tools and information they need to efficiently research, plan, book and experience travel. We seek to grow our business through a dynamic portfolio of travel brands, including our majority-owned subsidiaries that feature the world’s broadest supply portfolio — including nearly 325,000 properties in more than 200 countries, 400 airlines, packages, rental cars, cruises, as well as destination services and activities. We also offer travel and non-travel advertisers access to a potential source of incremental traffic and transactions through our various media and advertising offerings. Travel suppliers distribute and market products via our traditional desktop offerings, as well as through new distribution channels including mobile and social media, our private label business and our call centers in order to reach our extensive, global audience, including the approximately 65 million unique visitors that visit our sites on a monthly basis.

Our portfolio of brands, which is described below, includes:

•	Expedia.com®, the world’s largest full service online travel agency, with localized sites in 31 countries;

•	Hotels.com®, the hotel specialist with sites in more than 60 countries;

•	Hotwire.com®, a leading discount travel site that offers opaque deals in 12 countries throughout North America, Europe and Asia;

•	Expedia® Affiliate Network, which powers bookings for some of the world’s leading travel and non-travel brands, and thousands of active affiliates worldwide;

•	Classic Vacations®, a luxury travel specialist;

•	Expedia Local Expert®, a destination services and concierge services provider;

•	Expedia® CruiseShipCenters®, one of North America’s leading retail cruise vacation experts;

•	Egencia®, the world’s fifth largest corporate travel management company;

•	eLong™, Inc., China’s second largest online travel company;

•	Venere.com™, a European online hotel specialist;

•	trivago GmbH (“trivago”), a leading hotel metasearch company with sites in 47 countries; and

•	CarRentals.com™, the premier car rental booking company on the web.

For information regarding the results of Expedia’s historical operations, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Expedia’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 which is incorporated by reference into this prospectus.

Expedia, Inc. is a Delaware corporation. The mailing address of Expedia’s principal executive offices is 333 108th Avenue N.E., Bellevue, WA 98004, and Expedia’s telephone number at that location is (425) 679-7200.

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INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede information included or previously incorporated by reference in this prospectus from the date we file the document containing such information. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. Except to the extent furnished and not filed with the SEC pursuant to Item 2.02 or Item 7.01 of Form 8-K or as otherwise permitted by the SEC rules, we incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 from the date of this prospectus until the completion of the offering in the relevant prospectus supplement to which this prospectus relates or this offering is terminated.

The documents we incorporate by reference into this prospectus are:

1. Annual Report on Form 10-K for the year ended December 31, 2013 (including information specifically incorporated by reference into the Annual Report on Form 10-K from Expedia’s definitive proxy statement filed on April 28, 2014);

2. Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2014 and June 30, 2014; and

3. Current Reports on Form 8-K filed on February 6, 2014 (with respect to Item 8.01 only), March 7, 2014, May 1, 2014 (with respect to Item 8.01 only), June 20, 2014 and July 31, 2014 (with respect to Item 8.01 only).

This prospectus is part of a registration statement on Form S-3 filed with the SEC under the Securities Act of 1933, as amended, or the Securities Act. This prospectus does not contain all of the information set forth in the registration statement. You should read the registration statement for further information about Expedia and our securities.

Documents incorporated by reference are available from us, without charge, excluding all exhibits unless specifically incorporated by reference in the documents. You may obtain documents incorporated by reference in this prospectus by writing to us at the following address or by calling us at the telephone number listed below:

Investor Relations

Expedia, Inc. HQ 333 108th Avenue NE

Bellevue, WA 98004

(425) 679-3759

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front page of those documents.

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WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room in Washington, D.C., located at 100 F Street, N.E. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available to the public over the internet from the SEC’s website at www.sec.gov, or our website at www.expediainc.com. The contents of our website are not incorporated by reference in or otherwise a part of this prospectus.

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RISK FACTORS

Investing in our debt securities involves risks. You should carefully consider the risks described under “Risk Factors” beginning on page 10 of our annual report on Form 10-K for the period ended December 31, 2013, which is incorporated by reference herein, as well as the other information contained or incorporated by reference in this prospectus or any prospectus supplement hereto before making a decision to invest in our debt securities.

Our business, financial condition, results of operations, and cash flows could be materially adversely affected by any of these risks. The market or trading price of our debt securities could decline due to any of these risks. Additional risks not presently known to us or that we currently deem immaterial also may impair our business and operations or cause the price of our debt securities to decline. To the extent a particular offering implicates additional risks, we will include a discussion of those risks in the applicable prospectus supplement.

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SUBSIDIARY GUARANTORS

Certain of our subsidiaries (which we refer to as the “subsidiary guarantors” in this prospectus) may fully and unconditionally guarantee our payment obligations under the debt securities offered by this prospectus. If a series of debt securities is so guaranteed, the subsidiary guarantors will execute the applicable indenture, a supplemental indenture or a notation of guarantee as further evidence of their guarantee. The applicable prospectus supplement will describe the terms of any guarantee. The obligations of each subsidiary guarantor under its guarantee may be limited to the maximum amount that will not result in such guarantee obligations constituting a fraudulent conveyance or fraudulent transfer under federal or state law, after giving effect to all other contingent and fixed liabilities of that subsidiary guarantor and any collections from or payments made by or on behalf of any other guarantor in respect of its obligations under its guarantee.

Financial information concerning our subsidiary guarantors and any non-guarantor subsidiaries will be included in our consolidated financial statements filed as part of our periodic reports filed pursuant to the Exchange Act to the extent required by the rules and regulations of the SEC.

The subsidiary guarantors of our debt securities may include the following direct and indirect subsidiaries of Expedia:

• Classic Vacations, LLC	• Hotwire, Inc.

• EAN.com, LP	• HRN 99 Holdings, LLC

• Egencia LLC	• Interactive Affiliate Network, LLC

• Expedia, Inc.	• Travelscape, LLC

• Hotels.com GP, LLC	• WWTE, Inc.

• Hotels.com, L.P.

Additional information concerning our subsidiaries and us is included in our periodic reports and other documents incorporated by reference in this prospectus. Please read “Where You Can Find More Information.”

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USE OF PROCEEDS

Except as may be described otherwise in a prospectus supplement, we expect to use the net proceeds from the sale of the debt securities under this prospectus for general corporate purposes. These purposes may include the repayment of indebtedness, financing of future acquisitions, capital expenditures, dividends, stock repurchases, working capital, and any other corporate purpose.

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CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

We have presented in the table below our historical consolidated ratio of earnings to fixed charges for the periods shown. Earnings included in the calculation of this ratio consist of income from continuing operations before income taxes plus fixed charges. Fixed charges included in the calculation of this ratio consist of interest expense, including amortization of debt discounts and issuance costs, and the imputed interest component of rental expense. For further information, please see Exhibit 12.1 (Statement Regarding Computation of Ratio of Earnings to Fixed Charges) to the registration statement of which this prospectus forms a part.

	Six Months Ended June 30, 2014	Fiscal Year
		2013	2012	2011	2010	2009
Consolidated ratio of earnings to fixed charges	2.55x	3.77x	4.33x	3.82x	4.76x	4.21x

The ratio of earnings to fixed charges is a measure of our ability to meet the interest requirements of our outstanding debt securities and leases with current period earnings.

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DESCRIPTION OF DEBT SECURITIES

The following description, together with the additional information that may be included in any applicable prospectus supplement and in any related free writing prospectuses, summarizes the material terms and provisions of the debt securities that the Company may offer under this prospectus. While the terms summarized below will apply generally to any debt securities that the Company may offer, the particular terms of any debt securities will be described in more detail in the applicable prospectus supplement. The terms of any debt securities offered under a prospectus supplement may differ from the terms described below.

The Company may issue debentures, notes, bonds or other evidences of indebtedness, which we refer to as debt securities, from time to time in one or more distinct series. The debt securities may be senior debt securities or subordinated debt securities. If the Company issues debt securities pursuant to an indenture, the trustee under such indenture will be specified in the applicable prospectus supplement. The specific terms of debt securities being offered will be described in the applicable prospectus supplement. The statements and descriptions in this prospectus or in any prospectus supplement or any document incorporated by reference in this prospectus or applicable prospectus supplement regarding provisions of debt securities and any indentures are summaries of those provisions, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the debt securities and the indentures (including any amendments or supplements the Company may enter into from time to time which are permitted under the debt securities or any indenture) to be entered into between the Company and the trustee named in the applicable prospectus supplement, which will be filed by amendment as an exhibit to the registration statement of which this prospectus is a part or as an exhibit to a periodic report filed under the Exchange Act, including the definitions of specified terms used in the indenture, and the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). You should read the summary below, the applicable prospectus supplement and the indenture and any related documents before making your investment decision.

The applicable prospectus supplement will set forth the terms of the debt securities or any series thereof, including, if applicable:

•	the title of the debt securities and whether the debt securities will be senior debt securities or subordinated debt securities;

•	any limit upon the aggregate principal amount of the debt securities;

•	the date or dates on which the principal amount of the debt securities will mature;

•	if the debt securities bear interest, the rate or rates at which the debt securities bear interest, or the method for determining the interest rate, and the date or dates from which interest will accrue;

•	if the debt securities bear interest, the dates on which interest will be payable, or the method for determining such dates, and the regular record dates for interest payments;

•	the place or places where the payment of principal, any premium and interest will be made, where the debt securities may be surrendered for transfer or exchange and where notices or demands to or upon the Company may be served;

•	any optional redemption provisions, which would allow the Company to redeem the debt securities in whole or in part;

•	any sinking fund or other provisions that would obligate the Company to redeem, repay or purchase the debt securities;

•	if the currency in which the debt securities will be issuable is United States dollars, the denominations in which any registered securities will be issuable, if other than denominations of $1,000 and any integral multiple thereof;

•	if other than the entire principal amount, the portion of the principal amount of debt securities which will be payable upon a declaration of acceleration of the maturity of the debt securities;

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•	the events of default and covenants relevant to the debt securities, including the inapplicability of any event of default or covenant set forth in the indenture relating to the debt securities, or the applicability of any other events of defaults or covenants in addition to the events of default or covenants set forth in the indenture relating to the debt securities;

•	the name and location of the corporate trust office of the applicable trustee under the indenture for such debt securities;

•	if other than United States dollars, the currency in which the debt securities will be paid or denominated;

•	if the debt securities are to be payable, at the election of the Company or the election of a holder of the debt securities, in a currency other than that in which the debt securities are denominated or stated to be payable, the terms and conditions upon which that election may be made, and the time and manner of determining the exchange rate between the currency in which the debt securities are denominated or stated to be payable and the currency in which the debt securities are to be so payable;

•	the designation of the original currency determination agent, if any;

•	if the debt securities are issuable as indexed securities, the manner in which the amount of payments of principal, any premium and interest will be determined;

•	if the debt securities do not bear interest, the dates on which we will furnish to the applicable trustee the names and addresses of the holders of the debt securities;

•	any provisions for the satisfaction and discharge or defeasance or covenant defeasance of the indenture under which the debt securities are issued;

•	the date as of which any global security will be dated if other than the date of original issuance of the first debt security of a particular series to be issued;

•	whether and under what circumstances the Company will pay additional amounts to non-United States holders in respect of any tax assessment or government charge;

•	whether the debt securities will be issued in whole or in part in the form of a global security or securities and, in that case, any depositary and global exchange agent for the global security or securities, whether the global form shall be permanent or temporary;

•	if debt securities are to be issuable initially in the form of a temporary global security, the circumstances under which the temporary global security can be exchanged for definitive debt securities and whether the definitive debt securities will be registered securities and provisions relating to the payment of interest in respect of any portion of a global security payable in respect of an interest payment date prior to the exchange date;

•	the extent and manner to which payment on or in respect of debt securities will be subordinated to the prior payment of our other liabilities and obligations;

•	whether payment of any amount due under the debt securities will be guaranteed by one or more guarantors, including one or more of our subsidiaries;

•	whether the debt securities will be secured or unsecured;

•	the forms of the debt securities;

•	a discussion of any material United States federal income tax consequences of owning and disposing of the debt securities; and

•	any other terms of the debt securities, which terms shall not be inconsistent with the requirements of the Trust Indenture Act.

This prospectus is part of a registration statement that provides that the Company may issue debt securities from time to time in one or more series under one or more indentures, in each case with the same or various

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maturities, at par or at a discount. Unless otherwise indicated in the applicable prospectus supplement, the aggregate principal amount of debt securities that may be issued under the applicable indenture is unlimited. Unless otherwise indicated in the applicable prospectus supplement, the Company may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series outstanding at the time of the issuance.

We intend to disclose any restrictive covenants for any issuance or series of debt securities in the applicable prospectus supplement. Unless otherwise indicated in the applicable prospectus supplement, the debt securities will not be listed on any securities exchange.

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PLAN OF DISTRIBUTION

We may sell debt securities to or through underwriters and also directly to other purchasers or through agents.

The distribution of the debt securities offered under this prospectus may occur from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

In connection with the sale of debt securities, underwriters may receive compensation from us or from purchasers of debt securities for whom they may act as agents in the form of discounts, concessions, or commissions.

Underwriters may sell debt securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions, or commissions from the underwriters, and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers, and agents that participate in the distribution of debt securities offered under this prospectus may be “underwriters” as defined in the Securities Act. Any underwriters or agents will be identified and their compensation (including underwriting discount) will be described in the applicable prospectus supplement. The prospectus supplement will also describe the other terms of the offering, including any discounts or concessions allowed or re-allowed or paid to dealers and any securities exchanges on which the offered securities may be listed.

We may have agreements with the underwriters, dealers, and agents to indemnify them against certain liabilities, including certain liabilities under the Securities Act, or to contribute with respect to payments which the underwriters, dealers, or agents may be required to make as a result of those liabilities.

If the applicable prospectus supplement indicates, we may authorize dealers or agents to solicit offers by certain institutions to purchase debt securities from us pursuant to contracts that provide for payment and delivery on a future date. We must approve all institutions, but they may include, among others:

•	commercial and savings banks;

•	insurance companies;

•	pension funds;

•	investment companies; and

•	educational and charitable institutions.

An institutional purchaser’s obligation under the contract will be subject to the condition that the purchase of the offered debt securities at the time of delivery is allowed by the laws that govern such purchaser. The dealers and the agents will not be responsible for the validity or performance of the contracts.

In general, the debt securities will be a new issue of securities and will have no established trading market. Any underwriters to whom debt securities are sold for public offering and sale may make a market in the debt securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The debt securities may or may not be listed on a national securities exchange.

In connection with any offering of the debt securities offered under this prospectus, underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the debt securities or any other securities the prices of which may be used to determine payments on the debt securities. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by underwriters of a greater number of debt securities than the underwriters are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the debt securities while the offering is in progress.

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Underwriters may also impose a penalty bid in any offering of debt securities offered under this prospectus and any prospectus supplement through a syndicate of underwriters. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the other underwriters have repurchased debt securities sold by or for the account of such underwriter in stabilizing or short covering transactions.

These activities by underwriters may stabilize, maintain or otherwise affect the market price of the debt securities offered under this prospectus and any prospectus supplement. As a result, the price of such debt securities may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

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LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, legal matters in connection with the debt securities offered under this prospectus will be passed upon for us by Wachtell, Lipton, Rosen & Katz, New York, NY, and for any underwriters or agents by counsel named in the applicable prospectus supplement.

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EXPERTS

The consolidated financial statements of Expedia, Inc. included in Expedia, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2013, and the effectiveness of Expedia, Inc.’s internal control over financial reporting as of December 31, 2013, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

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$500,000,000

Expedia, Inc.

4.500% Senior Notes Due 2024

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

BofA Merrill Lynch

J.P. Morgan

BNP PARIBAS

RBC Capital Markets

RBS

Co-Managers

HSBC

MUFG

SMBC Nikko

Barclays

US Bancorp

August 13, 2014